Exhibit 10.29

EXECUTION VERSION

CREDIT AND SECURITY AGREEMENT

between

loanDepot.com, LLC

as Borrower

and

NEXBANK SSB

as Lender

DATED AS OF OCTOBER 24, 2014

i	Credit and Security Agreement

ii	Credit and Security Agreement

iii	Credit and Security Agreement

INDEX TO EXHIBITS

Exhibit	Description of Exhibit	Section

A	Borrowing Base Report	1.1

B	Compliance Certificate	1.1

C	Revolving Credit Note	1.1 and 2.1

D-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)	3.3

D-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)	3.3

D-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)	3.3

INDEX TO SCHEDULES

Schedule	Description of Schedule	Section

4.1(a)(1)	Agency Servicing Rights Subject to Lien	4.1(a)

4.1(a)(2)	Pledged Agency Servicing Rights	4.1(a)

4.1(b)	Pledged Servicing Receivables	4.1(b)

5.1(r)	Additional Conditions Precedent	5.1(r)

6.2	Existing Debt	6.2

6.5	Litigation and Judgments	6.5

6.13	Subsidiaries, Ventures, Etc.	6.14

8.5	Existing Debt owed to Borrower	8.5

iv	Credit and Security Agreement

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the “Agreement”), dated as of October 29, 2014 (the “Closing Date”) is between loanDepot.com, LLC, a Delaware limited liability company (“Borrower”), and NEXBANK SSB (“Lender”).

RECITALS

WHEREAS, Borrower has requested that Lender extend a revolving line of credit to Borrower as described in this Agreement. Lender is willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provision, section or recital referred to below:

“Acknowledgment Agreement” means an acknowledgment agreement in the form prescribed by a Designated Agency to be executed by Borrower, the Lender and such Designated Agency as a condition to Borrower’s pledging any Agency Servicing Rights in respect of Mortgage Loans owned by such Designated Agency to the Lender.

“Advances” means, collectively, the Taxes and Insurance Advances, Corporate Advances and P&I Advances.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds twenty percent (20%) or more of any class of voting stock of such Person; or (c) twenty percent (20%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Lender be deemed an Affiliate of Borrower or any Obligated Party, or any of their Subsidiaries or Affiliates; and provided, further, in no event shall any Person that is controlled by Sponsor or any of its Controlled Investment Affiliates (other than Borrower and its Subsidiaries) constitute an Affiliate of Borrower or its Subsidiaries.

“Agency” means Freddie Mac or any successor thereto or (upon the agreement of Borrower and Lender), any other government mortgage loan program and any successor thereto.

“Agency Contract” has the meaning set forth in Section 4.2.

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“Agency Guidelines” means, with respect to an Agency, the servicing advance and the servicing valuation procedural guidelines set forth by such Agency.

“Agency Servicing Rights” means all of Borrower’s rights and interests under any Servicing Agreement with any Agency, including the rights to (a) service the Serviced Loans that are the subject matter of such Servicing Agreement and (b) be compensated, directly or indirectly, for doing so.

“Agreement” has the meaning set forth in the introductory paragraph hereto, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Appraisal” means an appraisal of Mortgaged Premises by a licensed or otherwise qualified, disinterested and independent appraiser who (a) meets the standards of the Financial Institutions Reform, Recovery & Enforcement Act of 1989 and all requirements of the applicable Agency Guidelines, (b) unless approved by the Lender on a case-by-case basis, is not a director, officer or employee of Borrower or any Affiliate of Borrower and, to the actual knowledge of any corporate vice president and/or more senior officer of Borrower (without independent investigation), is not related as the spouse of, or a parent, sibling, child or first cousin of any customer who is a maker, mortgagor, guarantor or assumptor of the related Mortgage Note or Mortgage or of any of Borrower’s or any of its Affiliates’ respective directors or officers or any of their spouses and (c) if selected by Borrower, was selected reasonably and in good faith.

“Appraisal Report” means a written report of an Appraisal or a Broker’s Price Opinion of the value of Mortgaged Premises, a signed copy of which is in the possession of Borrower or the Servicer of the related Mortgage Loan, setting forth the relevant appraiser’s or broker’s opinion and method of determination of the fair market value of such Mortgaged Premises, including a statement of all material assumptions made, and dated and signed, by such appraiser or broker, who, and the form of which report, must not be unacceptable to the Lender in its reasonable discretion, it being understood that an appraisal on a form generally acceptable to an Agency will be acceptable to the Lender.

“Approved Servicing Agreement” means a Servicing Agreement between Borrower and an Agency that is not a Recourse Servicing Agreement.

“Approved Servicing Appraiser” means MountainView Capital Markets or any other servicing appraiser acceptable to the Lender.

“Borrower” means the Person identified as such in the introductory paragraph hereto, and its successors and assigns to the extent permitted by Section 11.8.

“Borrowing” means any advance by Lender to Borrower pursuant to Section 2.

“Borrowing Base” means, on any Determination Date, the sum of the Collateral Values of the following: (a) Eligible Agency Servicing Rights and (b) Eligible Servicing Receivables, in each case that are then Pledged to the Lender.

“Borrowing Base Deficiency” has the meaning for such term set forth in Section 3.2(b).

“Borrowing Base Report” means, as of any date of preparation, a certificate, substantially the form of Exhibit A, prepared by and certified by the chief financial officer, president or chief executive officer of Borrower.

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“Borrowing Request Form” means a certificate, in a form approved by Lender, properly completed and signed by Borrower requesting a Borrowing, which certificate shall include a List of Eligible Agency Servicing Rights, List of Eligible Servicing Receivables (if applicable), a calculation of the Borrowing Base and such other supporting documentation and information that the Lender may reasonably request, and that, when appropriately completed and submitted with the foregoing required documentation attached, may include requests for Borrowings to finance Eligible Agency Servicing Rights and Eligible Servicing Receivables.

“Broker’s Price Opinion” means the written opinion of the value of Mortgaged Premises, issued by a real estate broker duly licensed as such by the jurisdiction in which such Mortgaged Premises are located, reasonably acceptable to the Lender and that is not an Affiliate of Borrower or of any of Borrower’s or its Subsidiaries’ or Affiliates’ directors, members, managers or officers and is not an employee of any of them, selected reasonably and in good faith by Borrower.

“Business Day” has the meaning assigned to it in the Revolving Credit Note.

“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Cash Interest Expense” means, for any Person for any period, total interest expense in respect of all outstanding Debt actually paid or that is payable by such Person during such period, including, without limitation, all commissions, discounts, and other fees and charges with respect to letters of credit, but excluding interest expense not payable in cash, all as determined in accordance with GAAP.

“Change of Control” means the occurrence of either of the following: (i) the Sponsor and its Controlled Investment Affiliates and Anthony Hsieh and his Family Affiliates, collectively, cease to own, directly or indirectly, at least 50.01% of the Company or (ii) Anthony Hsieh and his Family Affiliates, collectively, cease to own, directly or indirectly, at least 25% of the Company.

“Closing Date” has the meaning set forth in the introductory paragraph hereto.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning for such term set forth in Section 4.1; provided, however, that “Collateral” shall not include any Excluded Collateral.

“Collateral Value” means, as of any Determination Date, (a) 65.0% of the Market Value of all Eligible Agency Servicing Rights as updated for the most recent unpaid principal balance and as most recently determined by a Servicing Appraisal and (b) and 65.0% of the sum of Eligible Servicing Receivables. Each of such values shall be as determined in accordance with the terms and conditions of this Agreement. The Lender may accept as correct any value proposed by Borrower that is not obviously and materially incorrect on its face, and each determination by the Lender of Collateral Value (and of each element of each such determination, including Market Value) may be computed using any reasonable averaging, interpolation and attribution method and, absent manifest error, shall be conclusive and binding.

“Commitment” means the obligation of Lender to make Borrowings pursuant to Section 2 in an aggregate principal amount at any time outstanding up to but not exceeding $25,000,000, subject, however, to termination pursuant to Section 10.2.

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“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, prepared by and certified by a Responsible Officer.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its certificate of formation and limited liability company agreement; and; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“Consumer Lending Business” means the businesses of making residential mortgage loans and other secured and unsecured loans to borrowers who are primarily consumers (as opposed to commercial entities).

“Controlled Investment Affiliates” means, with respect to Sponsor, any fund or investment vehicle that (i) is organized by Sponsor for the purpose of making investments in one or more companies and is controlled by Sponsor or (ii) has the same principal fund advisor or manager as Sponsor or an Affiliate of such advisor or manager (provided that for purposes of the use of the term “Affiliate” in this definition, the term “control” shall have a control threshold of a majority (more than 50%) rather than 20%). For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise

“Corporate Advance” means a recoverable servicer advance made by Borrower pursuant to a Pledged Servicing Receivables Agreement to pay customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Servicer in the performance of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of any related Mortgaged Premises or REO Property and (b) any enforcement or judicial proceedings, including foreclosures and (c) the management and liquidation of any related REO Property.

“Customer” means and includes each maker of a Mortgage Note and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a Mortgage, whether or not such Person has personal liability for its payment of the Mortgage Loan evidenced or secured thereby, in whole or in part.

“Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the Ordinary Course of Business that are not past due by more than ninety (90) days; (d) all Capitalized Lease Obligations of such Person; (e) all Debt or other obligations of others Guaranteed by such Person; (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under any so-called “synthetic leases;” (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on

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the balance sheets of a Person; (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Debt Service” means, for any Person for any period, the sum of all regularly scheduled principal payments and all Cash Interest Expense that are paid or payable during such period in respect of all Debt of such Person (other than scheduled payments of principal on Debt which pay such Debt in full, but only to the extent such final payment is greater than the scheduled principal payment immediately preceding such final payment).

“Default” means the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” has the meaning assigned to it in the Revolving Credit Note.

“Defaulted Mortgage Loan” means, a Mortgage Loan with respect to which any Mortgage Note payment or escrow payment is unpaid for 30 days or more after its due date (whether or not Borrower has allowed any grace period or extended the due date thereof by any means) or another material default has occurred and is continuing, including the commencement of foreclosure proceedings or the commencement of a case in bankruptcy for any Customer under such Mortgage Loan.

“Designated Agency” means an Agency that is a party to one or more Pledged Servicing Agreements.

“Determination Date” means the date as of, or for, which a specified subject matter is being determined for purposes of a provision of this Agreement or another Loan Document.

“Dollars” and “$” mean lawful money of the United States of America.

“EBITDA” means, for any Person for any period, an amount equal to (a) Net Income, plus (b) the sum of the following to the extent deducted in the calculation of Net Income: (i) interest expense; (ii) income taxes; (iii) depreciation; (iv) amortization; (v) extraordinary losses determined in accordance with GAAP; and (vi) other non-recurring expenses of such Person reducing such Net Income which do not represent a cash item in such period or any future period, minus (c) the sum of the following to the extent included in the calculation of Net Income: (i) income tax credits of such Person; (ii) extraordinary gains determined in accordance with GAAP; and (iii) all non-recurring, non-cash items increasing Net Income.

“Eligible Agency Servicing Rights” means, as of any Determination Date, Pledged Agency Servicing Rights as to which each of the representations and warranties with respect to such Agency Servicing Rights set forth in this Agreement are true and correct on the date of each Borrowing and the date of each submission of a Borrowing Base Report, including, without limitation: (a) such Agency Servicing Rights are owned by Borrower giving Borrower the right to service (and be compensated as servicer for servicing) a portfolio of Single-family Mortgage Loans pursuant to an Approved Servicing Agreement, (b) such Agency Servicing Rights have not been rejected by the Lender, (c) such Agency Servicing Rights are owned by Borrower free and clear of all Liens (other than the Lender’s Lien) and the Lender has been granted and continues to hold a readily enforceable, first priority perfected Lien on such Agency Servicing Rights, (d) in the case of each Servicing Agreement between Borrower and any Agency, is subject to an Acknowledgment Agreement with such Agency, (e) the Mortgage Loans related to such Agency Servicing Rights are with a holder or custodian for a holder of such Mortgage Loans who is acceptable to the Lender, (f) the Servicing Agreement related to such Agency Servicing Rights is not a

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subservicing arrangement, (g) the Servicing Agreement related to such Agency Servicing Rights is in full force and effect and is legal, valid and enforceable in accordance with its terms, and no default or event that, with notice or lapse of time or both, would become a default, exists under such Servicing Agreement and (h) Borrower’s rights to payment under the related Servicing Agreement are genuine and enforceable without defense, offset, bona fide counterclaim or bona fide defense.

“Eligible Servicing Receivables” means, as of any Determination Date, a Pledged Servicing Receivable as to which each of the representations and warranties with respect to such Servicing Receivable set forth in this Agreement are true and correct on the date of each Borrowing and the date of each submission of a Borrowing Base Report, including without limitation:

(a) such Servicing Receivable is a Taxes and Insurance Advance, a Corporate Advance or a P&I Advance made in connection with a Mortgage Loan in a Freddie Mac MBS program;

(b) such Servicing Receivable was produced by Borrower making a Taxes and Insurance Advance, a Corporate Advance or a P&I Advance in accordance with all applicable terms of the related Agency Guidelines;

(c) such Servicing Receivable has not been rejected by Lender;

(d) either (x) such Servicing Receivable relates to a Taxes and Insurance Advance, a Corporate Advance or a P&I Advance that was made not more than twelve (12) months prior to such Determination Date or (y) if not fully recovered from any source or sources described in clauses (i) through (iv) and (vi) through (viii) of the definition of Servicing Receivable such Servicing Receivable is ultimately recoverable from any source or sources described in the clause (v) of the definition of Servicing Receivable;

(e) there is no bona fide pending claim against Borrower for any credit, allowance or adjustment with respect to such Servicing Receivable;

(f) such Servicing Receivable is genuine and enforceable without defense, offset, bona fide counterclaim or bona fide defense;

(g) there is no reasonable basis for doubt, as determined by the Lender in its sole and commercially reasonable discretion, as to Borrower’s ability to fully collect such Servicing Receivable pursuant to the related Servicing Agreement;

(h) such Servicing Receivable is owned by Borrower free and clear of all Liens (other than the Lender’s Lien) and the Lender has been granted and continues to hold a readily enforceable, first priority perfected Lien on such Servicing Receivable;

(i) Reserved;

(j) if such Servicing Receivable was produced by a servicing advance made in respect of a Mortgage Loan which was a Defaulted Mortgage Loan at the time of such servicing advance, Borrower has obtained an Appraisal Report that has a stated valuation date on or before ninety (90) days after the funding date of such servicing advance and an updating Appraisal Report for each six month period that has elapsed after such ninety (90) day period;

(k) Borrower has certified to the Lender in writing that the Serviced Loans related to such Servicing Receivable satisfy Agency Guidelines; and

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(l) the Servicing Agreement related to such Servicing Receivable is in full force and effect and is legal, valid and enforceable in accordance with its terms, and no default or event that, with notice or lapse of time or both, would become a default, exists under such Servicing Agreement.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or any Obligated Party or is under common control (within the meaning of Section 414(c) of the Code and Sections 414(m) and (o) of the Code for purposes of the provisions relating to Section 412 of the Code) with Borrower or any Obligated Party.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by Borrower or any Obligated Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by Borrower or any Obligated Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any Obligated Party or any ERISA Affiliate, (g) the failure of Borrower or any Obligated Party or ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, or (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Code.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Collateral” means Agency Servicing Rights that as of the Closing Date, are subject to that certain Credit Agreement dated as of October 18, 2013 between Borrower and U.S. Bank National

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Association, as the Paying Agent and Securities Intermediary, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of June 13, 2014, and are identified as “Excluded Collateral” on the Schedule 4.1(a)(1) delivered by Borrower to Lender on the Closing Date.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Borrowings or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Borrowings or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 3.3 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fitch” means Fitch Ratings, Inc., or any successor thereto.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation and any successor.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

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“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“HUD” means the U.S. Department of Housing and Urban Development and any successor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property, in whatever form, now owned or hereafter acquired.

“Interest Credit” has the meaning set forth in Section 2.3.

“IRS” means the Internal Revenue Service or any entity succeeding to all or any of its functions.

“Laws” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement (including any of the foregoing which relate to environmental standards or controls, energy regulations and occupational safety and health standards or controls) of any (domestic or foreign) arbitrator, court or other Governmental Authority.

“Lender” means the Person identified as such in the introductory paragraph hereto, and includes its successors and assigns.

“Leverage Ratio” means the ratio as of the last day of any fiscal quarter of (i) Debt as of such day, to (ii) Tangible Net Worth.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise, but not including any licenses to use any Intellectual Property granted by Borrower in the Ordinary Course of Business.

“Liquidity” means, for any period, the amount of unrestricted cash and cash equivalents of Borrower, which cash and cash equivalents cannot be subject to any Lien.

“List of Eligible Agency Servicing Rights” means a list in a form acceptable to the Lender, signed by a Responsible Officer and submitted to the Lender from time to time with the Borrowing Request Form listing all Mortgage Loans related to the Pledged Agency Servicing Rights (Mortgage Loans in pools shall be listed by pool number although the Lender shall have the right to require lists of Mortgage Loans in such pools) and stating the portion of the current Borrowing Base evidenced by such Pledged Agency Servicing Rights.

“List of Eligible Servicing Receivables” means a list in a form acceptable to the Lender, signed by a Responsible Officer and submitted to the Lender along with any Borrowing Request Form, listing Eligible Servicing Receivables and stating the portion of the current Borrowing Base evidenced by such Eligible Servicing Receivables.

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“Loan” means any Borrowing.

“Loan Documents” means this Agreement, the Security Documents, the Revolving Credit Note, and all other promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement or the Security Documents.

“Mandatory Prepayment Event” has the meaning set forth in Section 3.2(b).

“Market Value” means, with respect to any Agency Servicing Rights, as of any Determination Date, the value for such Agency Servicing Rights that is equal to the product of (a) the low end price of such Agency Servicing Rights (stated as a percentage of the unpaid principal balance of the subject Serviced Loans) as determined by the most recent (no less than quarterly) appraisal thereof by an Approved Servicing Appraiser and stated in a Servicing Appraisal (provided, however, that if no range of prices for such Agency Servicing Rights is available, then the price shall be the stated fair market value of the Agency Servicing Rights as determined by the Approved Servicing Appraiser) times (b) the aggregate principal balances on the relevant Determination Date of the Servicing Portfolio. The appraised value shall be determined by an Approved Servicing Appraiser selected by Borrower; provided, however, that if a Default has occurred that has not been cured by Borrower or an Event of Default has occurred that has not been declared in writing by the Lender to have been cured or waived, then (i) Lender, in its sole discretion, may select and approve the Approved Servicing Appraiser that will determine such value and/or (ii) the Lender, using its customary methods, systems and procedures, may in its reasonably discretion determine such value, taking into account customary factors, including current market conditions and the fact that the Agency Servicing Rights may be sold or otherwise disposed of (including termination by settlement agreement with the counterparty to the relevant Servicing Agreement). The Lender’s determination of Market Value hereunder shall be conclusive and binding upon the parties, absent manifest error.

“Material Adverse Event” means any act, event, condition, or circumstance which could materially and adversely affect: (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries, taken as a whole; (b) the ability of Borrower or any Obligated Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against Borrower or any Obligated Party of any Loan Document to which it is a party.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“MBS” means a mortgage pass-through security, collateralized mortgage obligation, REMIC or other security that (a) is based on and backed by an underlying pool of Mortgage Loans and (b) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by an Agency, an insurance company, a private issuer or any other Person.

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“MERS” means Mortgage Electronic Registration Systems, Inc., or any successor thereto.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, security deed or other mortgage instrument or similar evidence of lien legally effective in the U.S. jurisdiction where the relevant real property is located to create and constitute a valid and enforceable Lien, subject only to Liens permitted under Section 8.2 hereunder, on the fee simple or long term ground leasehold estate in improved real property.

“Mortgage Loan” means any loan evidenced by a Mortgage Note and includes all right, title and interest of the lender or mortgagee of such loan as a holder of both the beneficial and legal title to such loan, including (a) all loan documents, files and records of the lender or mortgagee for such loan, (b) the monthly payments, any prepayments, insurance and other proceeds, (c) the unseparated rights to service such loan and (d) all other rights, interests, benefits, security, proceeds, remedies and claims in favor or for the benefit of the lender or mortgagee arising out of or in connection with such loan.

“Mortgage Note” means a promissory note secured by a Mortgage.

“Mortgaged Premises” means the Property securing a Mortgage Note.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make by or there is any liability, contingent or otherwise, with respect to Borrower or any Obligated Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Income” means, for any Person for any period, an amount equal to net income determined in accordance with GAAP.

“Non-agency MBS” means MBS that are neither issued nor guaranteed as by an Agency.

“Obligated Party” means Borrower or any other Person who is or becomes party to any agreement that obligates such Person to pay or perform, or that Guarantees or secures payment or performance of, the Obligations or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower and any other Obligated Party to Lender or any Affiliate of Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, the other Loan Documents, any and all guarantees executed by Borrower or any other Obligated Party in favor of Lender for third-party indebtedness, any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“OFAC” means the U.S. Department of Treasury, Office of Foreign Assets Control.

“Ordinary Course of Business” means the ordinary course of the respective businesses of Borrower and any Obligated Party, consistent with past practice, but excluding any event, action, circumstance or omission that would constitute or give rise to (a) a violation of applicable law, (b) a breach, default or violation of any contract of Borrower or any Obligated Party or (c) a breach of any representation, warranty or covenant of Borrower or any Obligated Party set forth in the Loan Documents.

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“Organic Change” means any of the following: (a) any sale, assignment, lease conveyance, exchange, transfer, sale-leaseback or other disposition of substantially all of the assets, business, equity securities or properties of Borrower, whether in one or a series of transactions, other than in the Ordinary Course of Business and whether or not directly or indirectly or through the sale or other disposition of equity securities of any of the other Subsidiaries of Borrower, and (b) any (i) merger, consolidation or other combination to which Borrower or any its Subsidiaries is a party or (ii) liquidation, winding up or dissolution of Borrower or any of its Subsidiaries, other than (1) those not prohibited elsewhere in this Agreement (2) the merger of Borrower with an Affiliate organized solely for the purpose of reorganizing Borrower in another jurisdiction to realize tax or other benefits and (3) those transactions expressly consented to in writing by the Lender.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement.

“P&I Advance” means principal and net interest advances expended by Borrower in accordance with each applicable Pledged Servicing Receivables Agreement (net of prepaid principal and interest, as applicable).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Plan” means any employee benefit or other plan, other than a Multiemployer Plan, established or maintained by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise with respect to Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to Section 412 of the Code.

“Pledged Agency Servicing Rights” has the meaning set forth in Section 4.1(a).

“Pledged Servicing Agreement” means a Servicing Agreement, the Agency Servicing Rights of which are Pledged Agency Servicing Rights.

“Pledged Servicing Receivables” has the meaning set forth in Section 4.1(b).

“Pledged Servicing Receivables Agreement” means a Servicing Agreement, the Servicing Receivables of which are Pledged Servicing Receivables.

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“Pledged to the Lender” means:

(a) for Agency Servicing Rights, Agency Servicing Rights that satisfy the definition of “Agency Servicing Rights” set forth herein and have been duly pledged by Borrower to the Lender; and have not been released from the Lien hereunder;

(b) for Servicing Receivables, Servicing Receivables that satisfy the definition of “Servicing Receivables” set forth herein and have been duly pledged by Borrower to the Lender; and have not been released from the Lien hereunder;

(c) for any investment securities or deposit account, that such investment securities or deposit account have been made subject to a control agreement executed by the relevant securities intermediary or depository and the Lender that gives control of such investment securities or deposit account to the Lender; and

(d) for any other type of property, that Borrower has granted to the Lender a Lien therein and have taken all steps required under applicable Law to perfect such Lien as a first and prior Lien and security interest in all of Borrower’s present and future right, title and interest therein.

“Principal Office” means the principal office of Lender, presently located at 2515 McKinney Avenue, Suite 1100, Dallas, Texas 75201.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person, including the Collateral.

“Recourse Servicing Agreement” means a Servicing Agreement with respect to which the servicer is obligated to repurchase or indemnify the holder of the related Mortgage Loans in respect of defaults on such Mortgage Loans at any time during the term of such Mortgage Loans.

“Related Indebtedness” has the meaning set forth in Section 11.20.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or Property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“REO Property” means a Mortgaged Premises acquired by Borrower on behalf of a MBS trust through foreclosure or deed-in-lieu of foreclosure.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

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“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of Borrower or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Revolving Credit Note” means the promissory note of Borrower payable to the order of Lender, in substantially the form of Exhibit C.

“Secured Parties” means the collective reference to Lender and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Security Documents” means each and every security agreement, pledge agreement, mortgage, deed of trust or other collateral security agreement required by or delivered to Lender from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“Serviced Loans” means all Mortgage Loans serviced or required to be serviced by Borrower under any Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by Borrower for that purpose.

“Servicer” means a Person (which may, or shall, mean Borrower if the context permits, or requires, it) retained by the owner (or a trustee for the owner) of Mortgage Loans to service them under a Servicing Agreement.

“Servicer Downgrade Event” means, if applicable, a servicer rating for Borrower, a Servicer or any sub-servicer is downgraded one or more levels below SQ3 by Moody’s or RPS3 by Fitch.

“Servicer’s Deposit Account” means a deposit account maintained at Lender for deposits of principal and interest payments or taxes and insurance payments made by Customers of Serviced Loans, irrespective of how such account is styled or who is the designated owner of such account, in respect of which Borrower, as servicer, has the right (whether absolute or conditional) to make withdrawals to reimburse itself (or to be reimbursed by withdrawals from such account by an owner of the related Serviced Loans or a trustee for such owner which such owner or trustee is contractually obligated to make and pay over to Borrower upon Borrower’s request therefor) for having made servicer advances to pay any or all of the following: scheduled principal and interest payments and property taxes and insurance payments; it being understood that, beginning with the first month that begins at least 120 days after the Closing Date, at least $20,000,000, on average per month, must be kept on deposit in such Servicer’s Deposit Account.

“Servicing Agreement” means, with respect to any Person, the arrangement, whether or not evidenced in writing, pursuant to which that Person acts as servicer of Mortgage Loans, whether or not any of such Mortgage Loan is owned by such Person, including the Agency Guidelines.

“Servicing Appraisal” means a written appraisal or evaluation by an Approved Servicing Appraiser evaluating the fair market value of all of the Pledged Agency Servicing Rights as of a date stated in the written report of such evaluation, each such evaluation and report to be made at Borrower’s expense, to be addressed to the Lender and to be in a form reasonably acceptable to the Lender, it being

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understood that, for purposes of this Agreement, (i) if the opinion of value in any such independent appraisal or evaluation is expressed as a range of values, then for purposes of this Agreement, the Market Value shall be deemed the low end price of the range and (ii) each Servicing Appraisal shall take into account customary factors, including current market conditions and the fact that the Agency Servicing Rights may be terminated by the relevant Servicing Agreement’s counterparty, or sold or otherwise disposed of, under circumstances where Borrower is in default under this Agreement. Borrower acknowledges that each Approved Servicing Appraiser’s determination of market value is for the limited purpose of determining an advance rate for purposes of the financing provided in this Agreement.

“Servicing Payment Account” means Borrower’s non-interest bearing demand deposit account to be maintained with Lender and to be used for (a) the Lender’s deposits of proceeds of Loans made by the Lender to Borrower, and payments constituting the sale proceeds of principal from any Collateral (other than regular principal and interest payments on the Collateral); (b) the Borrower’s deposits of principal and interest payments for the repayment of Loans which payments are made by or on account of Borrower and (c) only if and when (i) no Default has occurred unless it has been either cured by Borrower or waived in writing by the Lender and (ii) no Event of Default has occurred unless the Lender has declared in writing that it has been cured or waived, the Lender’s transfer to Borrower’s designated operating account (or to a controlled disbursement account maintained by Borrower with the Lender) of proceeds of sales or other dispositions of released Collateral permitted hereunder. The Servicing Payment Account shall be a blocked and controlled account from which, if a Default or Event of Default has occurred and is continuing, Borrower shall have no right to directly withdraw funds, but instead such funds may be withdrawn or paid out only against the order of an authorized officer of the Lender.

“Servicing Portfolio” means Borrower’s entire portfolio of Serviced Loans.

“Servicing Receivables” means all of Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payments and prepayments of principal, interest or both, and tax, assessment, maintenance fee and insurance escrow payments, owing, paid or due to be paid on, under or in respect of Serviced Loans that are the subject of the Pledged Servicing Receivables Agreements, to reimburse Borrower for making Advances under such Pledged Servicing Receivables Agreements, including all of Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payment, reimbursement or indemnity for (or making) Advances made by Borrower (or its predecessor servicer) under the Pledged Servicing Receivables Agreements, in each case from any other source or sources, including:

(i) sums paid or to be paid by or for the accounts of the Customers in respect of such Serviced Loans;

(ii) any other Mortgage Loan master servicer, servicer or subservicer, whether or not affiliated or bound by any contract with Borrower;

(iii) any owner or holder of any Serviced Loan or MBS backed by such Serviced Loans under the Pledged Servicing Receivables Agreements, or any trustee, master servicer, servicer, subservicer or asset manager for any such owner;

(iv) any investor (whether pursuant to an express or implied advances reimbursement covenant under a contract between such investor and Borrower, or any predecessor servicer, contained in or executed pursuant to any asset management agreement or any mortgage or MBS selling or servicing guide, pursuant to any other agreement between Borrower, or any predecessor servicer, and such investor or by operation of any legal or equitable rule or principle, including subrogation);

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(v) any governmental, government-sponsored enterprise or private mortgage insurer or guarantor;

(vi) any proceeds of foreclosure or other realizations on any security for or guarantees or insurance of Serviced Loans under any Pledged Servicing Receivables Agreement in respect of which Serviced Loans an Advance was made by Borrower (or its predecessor servicer);

(vii) any pool insurance, title insurance or any other insurance on property or property rights comprising or covered by any Serviced Loan which is the subject of any unrecovered advance; and

(viii) funds paid over by Borrower to the trustee for the holder of the related MBSs for such Advances as are subsequently determined to not be recoverable from such Customers.

“Single-family” is a preface that means that a Mortgage Loan is secured by a Mortgage covering real property improved by a one-, two-, three- or four-family residence.

“Sponsor” means PCP Managers, LLC.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of other Subsidiaries or by Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and other Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

“Tangible Net Worth” means, for any Person as of any date, all amounts which, in conformity with GAAP, would be included as stockholders’ equity on a balance sheet of such Person; provided, however, there shall be excluded therefrom: (a) any amount at which the equity of such Person appears as an asset on such Person’s balance sheet; (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto; (c) patents, trademarks, trade names, and copyrights; (d) deferred expenses; (e) loans and advances to any stockholder, director, officer, or employee of such Person; and (f) all other assets which are properly classified as intangible assets; provided that, for the purposes hereof, Agency Servicing Rights shall not be considered an intangible asset.

“Tax Distributions” means Tax Distributions, as defined and set forth in the limited liability company agreement of the Borrower, that are intended to provide cash to the members of Borrower to allow them to pay income taxes with respect to taxable income of Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Taxes and Insurance Advance” means a recoverable servicer advance made by Borrower pursuant to a Pledged Servicing Receivables Agreement to pay property taxes, assessments, casualty insurance premiums, ground rents and similar obligations due in respect of Serviced Loans that are the subject of such Pledged Servicing Receivables Agreement required by either the insufficiency of escrow or impound payments received by Borrower (as servicer) from such Serviced Loans’ Customers to fully fund payment of such obligations when due or the failure of the Customers to make such payments if the related Mortgage Loans do not provide for escrow or impound payments.

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“Termination Date” means 11:00 A.M. Dallas, Texas time on October 23, 2015, such later date as shall be established pursuant to Section 2.5 or such earlier date on which the Commitment terminates as provided in this Agreement.

“UCC” means Chapters 1 through 11 of the Texas Business and Commerce Code.

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each calendar year, without regard to the averaging which may be allowed under Section 310(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

Section 1.2 Accounting Matters. Any accounting term used in this Agreement or any other Loan Document shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, with respect to Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing

Section 1.3 ERISA Matters. If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then Borrower or Lender may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

Section 1.4 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Unilateral revisions by an Agency to its Agency Guidelines, its seller or servicing guide or its other publications or rules shall not constitute an “amendment” of a Servicing Agreement for purposes of this Agreement.

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SECTION 2

BORROWINGS

Section 2.1 Borrowings.

(a) Borrowings. Subject to the terms and conditions of this Agreement, Lender agrees to make one or more revolving credit loans to Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Commitment, provided that the aggregate amount of all Borrowings at any time outstanding shall not exceed the lesser of (i) the amount of the Commitment and (ii) the Borrowing Base. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow hereunder. No Loan shall be funded or held with “plan assets” within the meaning of Section 3(42) of ERISA.

(i) The Revolving Credit Note. The obligation of Borrower to repay the Borrowings and interest thereon shall be evidenced by the Revolving Credit Note executed by Borrower, and payable to the order of Lender, in the principal amount of the Commitment as originally in effect.

(ii) Repayment of Borrowings. Borrower shall repay the unpaid principal amount of all Borrowings on the Termination Date, unless sooner due by reason of acceleration by Lender as provided in this Agreement.

(iii) Interest. The unpaid principal amount of the Borrowings shall, subject to the following sentence, bear interest as provided in the Revolving Credit Note. If at any time the rate of interest specified in the Revolving Credit Note would exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Borrowings below the Maximum Rate until the aggregate amount of interest accrued on the Borrowings equals the aggregate amount of interest which would have accrued on the Borrowings if the interest rate had not been limited by the Maximum Rate. Accrued and unpaid interest on the Borrowings shall be payable as provided in the Revolving Credit Note and on the Termination Date.

(iv) Borrowing Procedure. Borrower shall give Lender notice of each Borrowing by means of a Borrowing Request Form containing the information required therein and delivered (by hand or by mechanically confirmed facsimile) to Lender no later than 1:00 p.m. (Dallas, Texas time) on the day on which the Borrowing is desired to be funded. Lender at its option may accept telephonic requests for such Borrowings, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of a Borrowing Request Form in connection with subsequent Borrowings. Any telephonic request for a Borrowing by Borrower shall be promptly confirmed by submission of a properly completed Borrowing Request Form to Lender, but failure to deliver a Borrowing Request Form shall not be a defense to payment of the Borrowing. Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Borrowing shall be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower maintained with Lender at the Principal Office. If, after giving effect to a requested Borrowing, there is a Borrowing Base Deficiency, or if the Lender determines (either then or on any later day in the course of reviewing the same) that the Borrowing Request

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Form submitted to it is incomplete or incorrect in any material respect, then the Lender shall withhold the entire Borrowing until Borrower shall have demonstrated to the Lender’s reasonable satisfaction that such Borrowing Request Form is in fact not (or is no longer) incomplete or incorrect in any material respect.

Section 2.2 General Provisions Regarding Interest; Etc.

(a) Default Interest Rate. Any outstanding principal of any Borrowing and (to the fullest extent permitted by law) any other amount payable by Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Interest Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Additionally, at any time that an Event of Default exists, all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Interest Rate. Interest payable at the Default Interest Rate shall be payable from time to time on demand.

(b) Computation of Interest. Interest on the Borrowings and all other amounts payable by Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

Section 2.3 Servicer Deposit Account. On each Payment Date under the Revolving Note, Lender shall pay to Borrower, in respect of the funds held in Servicer’s Deposit Account, an amount (the “Interest Credit”) equal to the product of (i) the number of days elapsed since the preceding Payment Date divided by 365, (ii) 60 basis points, and (iii) the average amount of funds kept on deposit in Servicer’s Deposit Account during the period elapsed since such preceding Payment Date.

Section 2.4 Use of Proceeds. The proceeds of the Borrowings shall be used by Borrower for (a) acquiring mortgage servicing rights and assets related thereto and (b) other working capital needs and general corporate purposes of the Borrower.

Section 2.5 Extension of Termination Date. So long as no Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (a) or on the Termination Date, Borrower may extend the Termination Date to a date that is three hundred and sixty-four (364) days after the then-effective Termination Date, no more than two times, upon: (a) delivery of a written request therefor to Lender at least thirty (30) days, but no more than sixty (60) days, prior to the Termination Date then in effect; and (b) receipt by the Lender of a certificate of Borrower dated the date of such request stating that (i) no Default or Event of Default then exists and is continuing and (ii) Borrower is in compliance with the financial covenants set forth in Section 9. Such extension shall be evidenced by delivery of written confirmation of the same by Lender to Borrower.

SECTION 3

PAYMENTS

Section 3.1 Method of Payment. Subject to Section 3.3, all payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Revolving Credit Note.

Section 3.2 Prepayments.

(a) Voluntary Prepayments. Borrower may prepay all or any portion of the Revolving Credit Note to the extent and in the manner provided for therein.

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(b) Mandatory Prepayment. If at any time the unpaid principal balance of the Revolving Credit Note exceeds the Borrowing Base then in effect (a “Borrowing Base Deficiency”), then Borrower shall immediately prepay the entire amount of such excess to Lender. Without limiting the foregoing, if at any time any of the following events occurs (each such event, a “Mandatory Prepayment Event”), then, at the option of the Lender, Borrower shall make a mandatory prepayment of the Loan in whole or in part prior to or simultaneously with such Mandatory Prepayment Event: (i) the consummation of an Organic Change; or (ii) the occurrence of a Change of Control. Borrower shall give written notice to Lender of any Mandatory Prepayment Event not less than fifteen (15) nor more than sixty (60) days prior to the proposed closing date thereof, describing in reasonable detail such transaction and the proposed closing date. Upon receipt of such notice, Lender shall have a period of fifteen (15) days in which to notify Borrower of the principal amount of the Loan or portion thereof to be prepaid. Upon receipt of such notice from Lender, Borrower covenants and agrees that it shall prepay, on the closing date of such transaction, the Loan or a portion thereof subject to prepayment.

Section 3.3 Taxes

(a) Any and all payments by or on account of any obligation of the Borrower under any this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.3 (including by the payment of additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (b) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(c)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without

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withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.3(c)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(1) any Lender that is a Person that is a “United States Person,” as defined in Section 7701(a)(30) of the Code (a “U.S. Person”), shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, whichever of the following is applicable:

(A) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the

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Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(D) to the extent a Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(3) if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

SECTION 4

SECURITY

Section 4.1 Grant of Security Interest. As security for the payment of the Borrowings and for the payment and performance of all of the Obligations, Borrower hereby grants to the Lender a first priority security interest in all of Borrower’s present and future estate, right, title and interest in and to the following (collectively, the “Collateral”) (although Lender does not assume any of Borrower’s or any other liability or obligation under or in respect of any Collateral and such Collateral shall not include Excluded Collateral):

(a) Agency Servicing Rights. All Agency Servicing Rights (whether classified as instruments, accounts, payment intangibles or general intangibles under the UCC),

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including those Agency Servicing Rights listed on any List of Eligible Agency Servicing Rights or similar list or schedule delivered by Borrower to the Lender from time to time and including those listed on Schedule 4.1(a)(2) hereto or on any update to Schedule 4.1(a)(2) from time to time submitted to the Lender by Borrower (the “Pledged Agency Servicing Rights”), together with:

(i) all late charges, fees and other servicing compensation under, for or in respect of the Pledged Agency Servicing Rights, whether or not yet accrued, earned, due or payable;

(ii) all of Borrower’s rights to proceeds of any sale or other disposition of Pledged Agency Servicing Rights and to any payment in respect of the transfer or termination of Pledged Agency Servicing Rights by the counterparty to the relevant Servicing Agreement;

(iii) all other present and future rights and interests of Borrower in, to, and under the Pledged Agency Servicing Rights;

(iv) all insurance and claims for insurance effected or held for the benefit of Borrower or the Lender in respect of the Pledged Agency Servicing Rights;

(v) all of the files, certificates, correspondence, appraisals, accounting entries, journals and reports, other information and data owned by Borrower that describe, catalog or list such information or data, or that otherwise directly relate to the Pledged Agency Servicing Rights, and other information and data that is used or useful for managing and administering the Pledged Agency Servicing Rights;

(vi) all media (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems) owned by Borrower on which is stored only information or data that relates to the Pledged Agency Servicing Rights, and on which no other material information and data that relates to property other than the Pledged Agency Servicing Rights is stored;

(vii) Reserved;

(viii) all payments of principal, interest and other distributions thereon or products and proceeds of the Pledged Agency Servicing Rights, all accounts, payment intangibles and general intangibles arising from, under or in respect of the Pledged Agency Servicing Rights or relating thereto, and all accessions or additions to and all substitutions for any of the Pledged Agency Servicing Rights;

(ix) all instruments, documents, or writings evidencing any monetary obligation, account, payment intangible, general intangible or security interest in any of the Pledged Agency Servicing Rights, whether now existing or hereafter arising, accruing or acquired; and

(x) all security for or claims against others in respect of the Pledged Agency Servicing Rights;

(b) Servicing Receivables under the Pledged Servicing Receivables Agreements. All Servicing Receivables under the Servicing Agreements including any List of Eligible Agency Servicing Rights and any listed on Schedule 4.1(b) hereto or on any update to Schedule 4.1(b) from time to time submitted to the Lender by Borrower (the “Pledged Servicing Receivables”), together with;

(i) all rights to funds from any and all Servicer’s Deposit Accounts from which Borrower has the right to make withdrawals to reimburse Borrower for pay any Pledged Servicing Receivable under any Pledged Servicing Receivables Agreement;

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(ii) all profits, income, surplus, moneys and revenues of any kind accruing, and all accounts arising, under or in respect of the Pledged Servicing Receivables;

(iii) all accounts, payment intangibles and general intangibles, whether now or hereafter existing (including all of Borrower’s present and future rights to have and receive interest and other compensation, whether or not yet accrued, earned, due or payable), under or arising out of any or all of the Pledged Servicing Receivables;

(iv) all of Borrower’s right, title and interest in and to any and all security for or claims against others in respect of the Pledged Servicing Receivables;

(v) all of Borrower’s files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data directly relating to any of the Pledged Servicing Receivables; and

(vi) all of Borrower’s proceeds and rights to proceeds of any sale or other disposition of any or all of the Pledged Servicing Receivables;

(c) Servicing Payment Account. The Servicing Payment Account and all sums from time to time on deposit in it;

(d) Reserved;

(e) Other Property. Any other Property acceptable to the Lender and Pledged to the Lender; and

(f) Other Rights. All rights to have and receive any of the Collateral described above, all accessions or additions to and substitutions for any of such Collateral, together with all renewals and replacements of any of such Collateral, all other rights and interests now owned or hereafter acquired by Borrower in, under or relating to any of such Collateral or referred to above and all proceeds of any of such Collateral; all of Borrower’s present and future accounts, payment intangibles and general intangibles arising from or relating to any of the Pledged Servicing Receivables under the Pledged Servicing Receivables Agreements, the Servicing Payment Account or any such other Property as may be specifically Pledged to the Lender in writing by Borrower and acceptable to the Lender; any instruments, documents or writings evidencing any monetary obligation, contract right, account or security interest in any of such property or its proceeds accruing or accrued and all other rights and interests in and to any and all security for or claims against others in respect of any of the property described or referred to above in this Section 4.1; all books, records, contract rights, instruments, documents (including all documents of title), chattel paper and proceeds relating to, arising from or by virtue of or collections with respect to, or comprising part of, any of such property, including all insurance and claims for insurance effected or held for the benefit of Borrower or the Lender respect of any of the foregoing, in each case whether now existing or hereafter arising, accruing or accrued; and all other rights and interests in and to any and all security for or claims against others in respect of any of the rights, interests and property described or referred to above;

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provided, however, that the Collateral shall not include: (i) any lease, license, sublicense, permission, contract, covenant, or agreement or any property subject to any of them to the extent that a grant of a security interest therein would violate or invalidate such lease, license, sublicense, permission, contract, covenant, or agreement or would create a right of termination in favor of any other party thereto or would otherwise require consent thereunder; or (ii) any intent-to-use trademark application prior to the filing of a “Statement of Use” with the U.S. Patent and Trademark Office and acceptance of such “Statement of Use” by the U.S. Patent and Trademark Office.

Section 4.2 Limited Pledge of Servicing. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the pledge of Borrower’s right, title and interest in mortgage servicing rights under servicing agreements with a Designated Agency shall only secure Borrower’s debt to the Lender incurred under a facility used in whole or in part for the purposes of, or to refinance a facility used in whole or in part for the purposes of, purchasing Mortgage Loan servicing rights; provided, that the foregoing provisions of this paragraph shall be deemed automatically supplemented or amended if and to the extent such Designated Agency supplements or amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements, or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; and provided further that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof:

The security interest created by this financing statement is subject and subordinate to all rights, powers and prerogatives of one or more of the following: Freddie Mac, under, and in connection with, the Mortgage Selling and Servicing Contract and all applicable Pool Purchase Contracts between Freddie Mac and the Selling Guide, Servicing Guide, and other Guides, as each of such Guides is amended from time to time (collectively, the “Agency Contract”) which rights, powers, and prerogatives includes, without limitation, the right of Freddie Mac to terminate the Agency Contract with or without cause and the right to sell, or have transferred, the Agency Servicing Rights as therein provided.

Section 4.3 Acknowledgment Agreements. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, all terms and provisions of this Agreement and the other Loan Documents are and shall be subject to the terms and provisions of each Acknowledgement Agreement. To the extent that any conflict necessarily exists or shall be adjudged to exist between the terms and provisions of this Agreement and those of an applicable Acknowledgment Agreement, solely with respect to the relationship and agreements between Borrower, Lender and a Designated Agency, the terms and provisions of such Acknowledgment Agreement shall govern and control.

Section 4.4 Lender Requires Acknowledgment Agreements. Pledged Agency Servicing Rights under Servicing Agreements with any Agency will have a Market Value of zero for purposes of determining Collateral Value until the date on which an Acknowledgment Agreement covering such Pledged Agency Servicing Rights has been executed and delivered by the applicable Borrower, the Lender and such Agency.

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Section 4.5 Further Assurances Concerning Collateral. In furtherance of the foregoing, Borrower hereby agrees to perform, or cause to be performed, such acts and duly to authorize, execute, acknowledge, deliver, file and record (or cause such actions to be taken with respect to) such financing statements, assignments, security agreements, deeds of trust, mortgages, bond powers and supplements, modifications or amendments to any of them, and such other papers as the Lender may reasonably request in order to establish and preserve the priority of, perfect and protect the Liens granted or intended to be granted to the Lender in and to any and all such Collateral and to preserve and protect the Lender’s rights in respect of all present and future Collateral for the Obligations.

Section 4.6 Financing Statements Filing Authorization. Borrower hereby irrevocably authorizes the Lender, at any time and from time to time, to file at Borrower’s cost and expense in any filing office in any jurisdiction any initial financing statements and continuations thereof and amendments thereto, including amendments to update the lists of Pledged Servicing Receivables Agreements and Pledged Servicing Agreements attached as exhibits to such financing statements whenever such lists are updated, that (a) indicate the Servicing Collateral, regardless of whether any particular asset in the Servicing Collateral falls within the scope of Article 9 of the UCC, and (b) provide any other information required for the sufficiency or filing office acceptance of any financing statement or amendment. Borrower agrees to furnish any such information to the Lender promptly upon the Lender’s request.

Section 4.7 Borrower Remains Liable. Notwithstanding anything contained in this Agreement to the contrary, Borrower expressly agrees that it shall (a) remain liable under each of the Pledged Servicing Receivables Agreements and Pledged Servicing Agreements and related agreements included in the Servicing Collateral to keep, observe and perform all of the conditions and obligations to be kept, observed and performed by Borrower (or any predecessor in interest) thereunder and (b) perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such agreement. The Lender shall not have any obligation or liability under any such agreement by reason of, or arising out of, this Agreement or the granting to the Lender of a Lien therein or the receipt by the Lender of any payment relating to any such agreement.

Section 4.8 Rights after Occurrence of Default. After the occurrence of any Event of Default that the Lender has not declared in writing to have been cured or waived, the Lender shall have the following rights (but no obligations):

(a) in its discretion, to demand, sue for, collect or receive and receipt for (in its own name, in the name of Borrower or otherwise) any money or property at any time payable or receivable on account of any of the Collateral, in consideration of its transfer or in exchange for it;

(b) to direct, and to take any and all other steps necessary to cause, any Servicer of any of the Collateral to pay over directly to the Lender for the account of Borrower (instead of to Borrower or any other Person) all sums from time to time due to Borrower and to take any and all other actions that Borrower or the Lender has the right to take under Borrower’s contract with such Servicer;

(c) to request that Borrower forthwith pay to the Lender at its Principal Office all amounts thereafter received by Borrower upon or in respect of any of the Collateral, advising the Lender as to the sources of such funds, and if the Lender does so request, then Borrower shall diligently and continuously thereafter comply with such request.

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(d) All amounts so received and collected by the Lender shall be paid or applied to pay (i) fees owing under the Loan Documents, (ii) the reasonable costs and expenses incurred by the Lender in collecting or enforcing the Revolving Credit Note and the other Loan Documents, defending against any claims made in respect of the Loan Documents or any related transactions, protecting or realizing on Collateral and (iii) accrued and unpaid interest on and principal of the Revolving Credit Note; and

(e) Borrower hereby grants to the Lender a non-exclusive license to use Borrower’s operating systems to manage and administer the Pledged Agency Servicing Rights and any of the data and information relating thereto, together with the media that is owned by Borrower and on which the same are stored to the extent stored with material information or data that relates to property other than the Pledged Agency Servicing Rights (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems, and Borrower’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by Borrower’s permittees), and any computer programs that are owned by Borrower (or licensed to Borrower under licenses that may lawfully be transferred or used by Borrower’s permittees) and that are used to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data, in each case effective solely upon the occurrence and during the continuance of any Event of Default, to the extent necessary to enable Lender to realize on the Collateral and any permitted successor or assign to enjoy the benefits of the Collateral. Such license is granted free of charge, without requirement that any monetary payment whatsoever including, without limitation, any royalty or license fee, be made to Borrower or any other Person by Lender or any other Person. Such license shall automatically terminate upon (i) the termination of this Agreement or (ii) payment in full of all Obligations and the termination of the Revolving Credit Note;

provided, however, that any and all rights and remedies of the Lender in this Agreement are expressly subject and subordinate to the prior rights of a Designated Agency as to Collateral subject to an Acknowledgment Agreement with such Designated Agency, and in the event the enforcement by the Lender of any of its rights and remedies under this Article 4 or Article 10 could reasonably be expected to materially and adversely conflict with the provisions of an applicable Acknowledgment Agreement with respect to the Collateral subject to the Acknowledgment Agreement, the restrictions imposed under the Acknowledgment Agreement shall control.

Section 4.9 Attorney-In-Fact Appointment. Borrower hereby appoints the Lender as its attorney-in-fact to take all such steps in its name and behalf as are necessary or appropriate to (i) request that any Pledged Agency Servicing Right related to any Agency or any other investor be transferred to the Lender or to another approved servicer approved such Agency or such other investor (as the case may be) and perform (without assuming or being deemed to have assumed any of the obligations of Borrower thereunder) all aspects of each servicing contract that is Collateral, (ii) request distribution to the Lender of sale proceeds or any applicable contract termination fees arising from the sale or termination of such servicing rights and remaining after satisfaction of Borrower’s relevant obligations to such Agency or such other investor (as the case may be), including costs and expenses related to any such sale or transfer of such servicing rights and other amounts due for unmet obligations of Borrower to such Agency or such other investor (as the case may be) under applicable Agency Guideline or such other investor’s contract, (iii) deal with investors and any and all subservicers and master servicers in respect of any of the Servicing Collateral in the same manner and with the same effect as if done by Borrower and (iv) take any action and execute any instruments that the Lender deems necessary or advisable to accomplish any of such purposes, and such appointment shall be deemed a power coupled with an interest

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and shall be irrevocable for so long as any of the Obligations shall be unpaid or Lender shall have any outstanding commitment to lend or to extend any other financial accommodations to or for the account of Borrower. Such appointment shall be effective, automatically and without the necessity of any action (including any transfer of any Collateral on the record books of the issuer thereof) by any Person (including the issuer of such Collateral or any officer or agent thereof), upon the occurrence and during the continuance of an Event of Default.

Section 4.10 Periodic Valuations of Agency Servicing Rights. The value of all Pledged Agency Servicing Rights to the Lender shall be periodically determined as provided in Section 7.14 by an Approved Servicing Appraiser and the Borrowing Base shall be adjusted to reflect each such determination and updating of the value of such Collateral; provided that, notwithstanding any other provision hereof to the contrary, the Lender shall have the right, exercisable from time to time (daily or less often) in its sole discretion on any day after the occurrence and during the continuance of any Event of Default to mark the Pledged Agency Servicing Rights to market, whereupon, for purposes of determining the Collateral Value for that day (and for each day thereafter until it shall thereafter be evaluated or re-evaluated by such an approved appraiser or broker or again marked to market by the Lender) such Pledged Agency Servicing Rights shall be equal to 50.0% of its Market Value on that day (which the parties acknowledge may be nominal). Borrower acknowledges that a determination by the Lender of Market Value pursuant to this Agreement is for the limited purpose of determining Collateral Value for lending purposes under this Agreement without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of Collateral achieved by obtaining competing bids in an orderly market in which the servicer is not in default, insolvent or the subject of a case in bankruptcy and the bidders have adequate opportunity to perform customary diligence.

Section 4.11 Collections in General. After the occurrence of any Event of Default that the Lender has not declared in writing to have been cured or waived, the Lender shall have the right (but no obligation) in its sole discretion to take any or all of the following actions with respect to the Collateral, which rights are in addition to, and not in derogation or in lieu of, any other rights available to a secured creditor under any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator:

(a) Demand, sue for, collect or receive and receipt for (in its own name, in the name of Borrower or otherwise) any money or property at any time payable or receivable on account of any of the Collateral, in consideration of its transfer or in exchange for it;

(b) Request Borrower to pay over to the Lender all sums from time to time due Borrower under or in respect of the Pledged Servicing Agreements and any amounts paid to Borrower in respect of any Pledged Servicing Receivables, including any and all fees and other compensation under the Pledged Servicing Agreements for servicing the Serviced Loans and all amounts paid to or collectable by Borrower to pay Servicing Receivables, whether paid to Borrower or withheld or recovered by Borrower from collections and realizations on such Serviced Loans or any other source, and to take any and all other actions that, subject to any restrictions imposed by the relevant Pledged Servicing Agreement or Pledged Servicing Receivables Agreement for the benefit of the party to it on whose behalf the Serviced Loans are being serviced (to the extent that such restrictions are valid and enforceable under the applicable UCC and other Laws), Borrower or the Lender has the right to take under that Servicing Agreement, and if the Lender does so request, then Borrower shall diligently and continuously thereafter comply with such request; and

(c) Request that Borrower forthwith pay to the Lender at its principal office all amounts thereafter received by Borrower upon or in respect of any of the Servicing Collateral, whether paid to Borrower or withheld or recovered by Borrower from collections and realizations on the Serviced Loans or any other source, advising the Lender as to the source of such funds, and if the Lender does so request, then Borrower shall diligently and continuously thereafter comply with such request.

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All amounts so received and collected by the Lender pursuant to this Section 4.11 shall be applied in the same order and manner as is specified in Section 10.3.

Section 4.12 Setoff. If an Event of Default exists, Lender shall have the right to set off and apply against the Obligations in such manner as Lender may determine, at any time and without notice to Borrower or any Obligated Party, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower or any Obligated Party whether or not the Obligations are then due. As further security for the Obligations, Borrower and each Obligated Party hereby grant to Lender a security interest in all money, instruments, and other Property of Borrower and each Obligated Party now or hereafter held by Lender, but expressly excluding Property held in escrow on behalf of Customers or in safekeeping for delivery to an Agency. In addition to Lender’s right of setoff and as further security for the Obligations, Borrower and each Obligated Party hereby grant to Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower or any Obligated Party now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower or any Obligated Party. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

Section 4.13 Schedules 4.1(a)(1), 4.1(a)(2) and 4.1(b). For the avoidance of doubt, Borrower shall (a) list Agency Servicing Rights that are Pledged to Lender on Schedule 4.1(a)(2) and (b) list Servicing Receivables that are Pledged to Lender on Schedule 4.1(b). Borrower shall, along with each Borrowing Base Report, deliver to Lender any updates to Schedule 4.1(a)(2) and Schedule 4.1(b).

SECTION 5

CONDITIONS PRECEDENT

Section 5.1 Initial Extension of Credit. The obligation of Lender to make the initial Borrowing under the Revolving Credit Note is subject to the condition precedent that Lender shall have received on or before the day of such Borrowing all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to Lender:

(a) Resolutions. Resolutions of the Board of Managers (or other governing body) of Borrower and each other Obligated Party certified by the Secretary or an Assistant Secretary (or other custodian of records) of such Person which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party;

(b) Incumbency Certificate. A certificate of incumbency certified by a Responsible Officer certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower and each other Obligated Party is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons;

(c) Constituent Documents. The Constituent Documents for Borrower and each other Obligated Party certified as of a date acceptable to Lender by the appropriate government officials of the state of formation of Borrower and each other Obligated Party;

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(d) Governmental Certificates. Certificates of the appropriate government officials of the state of formation or organization of Borrower and each other Obligated Party as to the existence and good standing of Borrower and each other Obligated Party, each dated within ten (10) days prior to the date of the initial Borrowing;

(e) Revolving Credit Note. The Revolving Credit Note executed by Borrower;

(f) Security Documents. The Security Documents executed by Borrower and other Obligated Parties;

(g) Financing Statements. UCC financing statements reflecting Borrower and the other Obligated Parties, as debtors, and Lender, as secured party, which are required to grant a Lien which secures the Obligations and covering such Collateral as Lender may request;

(h) Agency Approval. Written approval from Freddie Mac approving the Pledge to the Lender of the Collateral hereunder;

(i) Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 7.5;

(j) Lien Searches. The results of UCC, tax lien and judgment lien searches showing all financing statements and other documents or instruments on file against Borrower and each other Obligated Party in the appropriate filing offices, such search to be as of a date no more than ten (10) days prior to the date of the initial Borrowing;

(k) Opinion of Counsel. Favorable opinions of each of Kirkland & Ellis LLP, outside legal counsel to Borrower, and of Peter MacDonald, Esq., General Counsel of Borrower, as to such matters as Lender may reasonably request;

(l) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 11.1, to the extent incurred, shall have been paid in full by Borrower;

(m) Closing Fees. Evidence that the any fees due at closing have been paid;

(n) Reserved.

(o) Reserved.

(p) Borrowing Base Report. A Borrowing Base Report executed by Borrower;

(q) Acknowledgement Agreement. With respect to each Designated Agency, an Acknowledgment Agreement executed by Borrower and such Designated Agency, as applicable, in a form satisfactory to Lender; and

(r) Additional Items. The additional items set forth on Schedule 5.1(r).

Section 5.2 All Extensions of Credit. The obligation of Lender to make any Borrowing (including the initial Borrowing) is subject to the following additional conditions precedent:

(a) Request for Borrowing. Lender shall have received in accordance with this Agreement, as the case may be, a Borrowing Request Form pursuant to Lender’s requirements and executed by a Responsible Officer of Borrower;

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(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing, or would result from or after giving effect to such Borrowing;

(c) No Material Adverse Event. No Material Adverse Event has occurred and no circumstance exists that could be a Material Adverse Event;

(d) Representations and Warranties. All of the representations and warranties contained in Section 6 and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date; and

(e) Additional Documentation. Lender shall have received such additional approvals, opinions, or documents as Lender or its legal counsel may reasonably request.

Each Borrowing hereunder shall be deemed to be a representation and warranty by Borrower and each other Obligated Party that the conditions specified in this Section 5.2 have been satisfied on and as of the date of the applicable Borrowing.

SECTION 6

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, and to make Borrowings hereunder, and except as set forth in this Agreement and on the Schedules hereto, Borrower represents and warrants to Lender that:

Section 6.1 Entity Existence. Borrower and each Obligated Party (a) is duly formation, validly existing, and in good standing under the laws of the jurisdiction of its formation or organization; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could result in a Material Adverse Event. Borrower and each Obligated Party has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 6.2 Financial Statements; Etc. Borrower and each Obligated Party has delivered to Lender (a) audited financial statements of Borrower and each Obligated Party as at and for the fiscal year ended December 31, 2013, (b) unaudited financial statements of Borrower and each Obligated Party for the three (3)-month period ended June 30, 2014, and (c) unaudited financial statements of Borrower and each Obligated Party for the two (2)-month period ended August 31, 2014. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of Borrower and each Obligated Party as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither Borrower nor any other Obligated Party has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. No Material Adverse Event has occurred since the effective date of the financial statements referred to in this Section 6.2. All projections delivered by Borrower and each Obligated Party to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such

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projections were prepared and delivered to Lender and all such assumptions are disclosed in the projections. Neither Borrower nor any Obligated Party has any material Guarantees, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, or any hedge agreement or other transaction or obligation in respect of derivatives, that are not reflected in the most-recent financial statements referred to in this Section 6.2. As of August 31, 2014, other than the Debt listed on Schedule 6.2, Borrower and each Obligated Party had no Debt.

Section 6.3 Action; No Breach. The execution, delivery, and performance by Borrower and each other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which such Person is a party or by which it or any of its Properties is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

Section 6.4 Operation of Business. Borrower and each Obligated Party possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and neither Borrower nor any Obligated Party is in violation of any valid rights of others with respect to any of the foregoing. Borrower and the Servicers (if any) of its Mortgage Loans are duly registered as mortgage lenders and servicers in each state in which Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, except where the failure to register could not reasonably be expected to result in a Material Adverse Event.

Section 6.5 Litigation and Judgments. Except as specifically disclosed in Schedule 6.5 as of the date hereof, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Borrower or any Obligated Party, threatened against or affecting Borrower or any Obligated Party that could, if adversely determined, result in a Material Adverse Event. There are no outstanding judgments against Borrower or any Obligated Party.

Section 6.6 Rights in Properties; Liens. Borrower and each Obligated Party has good and indefeasible title to or valid leasehold interests in its respective Collateral and Properties, including the Collateral and Properties reflected in the financial statements described in Section 6.2, and none of the Collateral of Borrower or any Obligated Party is subject to any Lien, except as permitted by Section 8.2.

Section 6.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which Borrower or any other Obligated Party is a party, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

Section 6.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by Borrower or any other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof.

Section 6.9 Taxes. Borrower and each Obligated Party has filed all income and other material tax returns required to be filed, and has paid all of their respective liabilities for income and other material taxes, assessments, governmental charges, and other levies (in each case, in the nature of a tax) that are due and payable. Borrower and each Obligated Party knows of no pending investigation of Borrower or any Obligated Party by any taxing authority or of any pending but unassessed tax liability of Borrower or any Obligated Party.

Section 6.10 Use of Proceeds; Margin Securities. Neither Borrower nor any Obligated Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (within the meaning of Regulations T, U,

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or X of the Board of Governors of the Federal Reserve System). The proceeds of any Borrowing will be used by Borrower solely for the purposes specified in Section 2.4. None of such proceeds will be used to purchase or carry any “margin stock”, or to reduce or retire any indebtedness originally incurred to purchase or carry “margin stock” or for any other purpose that might constitute this transaction a “purpose credit” within the meaning of such Regulation U. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action that might cause the Revolving Credit Note or any of the other Loan Documents, including this Agreement, to violate Regulation U or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. Borrower and its Affiliates own no “margin stock” except for that described in the financial statements referred to in Section 6.2 and, as of the date hereof, the aggregate value of all “margin stock” owned by Borrower and its Affiliates does not exceed twenty-five percent (25%) of all of the value of all of Borrower’s and its Affiliates’ assets.

Section 6.11 ERISA. Except to the extent that it would not result in a Material Adverse Event, (a) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS (or may rely on a favorable opinion letter issued by the IRS) or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower or any Obligated Party, nothing has occurred which would prevent, or cause the loss of, such qualification, (b) no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, (c) there are no pending or, to the knowledge of Borrower or Obligated Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, (d) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan, (e) no ERISA Event has occurred or is reasonably expected to occur, (f) no Plan has any Unfunded Pension Liability, (g) no Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (h) no Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (i) no Obligated Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 6.12 Disclosure. No statement, information, report, representation, or warranty made by Borrower or any other Obligated Party in this Agreement or in any other Loan Document or furnished to Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or any Obligated Party which is a Material Adverse Event, or which might in the future be a Material Adverse Event that has not been disclosed in writing to Lender.

Section 6.13 Subsidiaries. Borrower has no Subsidiaries other than those listed on Schedule 6.13 (as such schedule may be updated from time to time pursuant to Section 7.12) and Schedule 6.13 sets forth the jurisdiction of formation or organization of each such Subsidiary and the percentage of Borrower’s ownership interest in such Subsidiary. All of the outstanding capital stock or other equity interests of each Subsidiary described on Schedule 6.13 has been validly issued, is fully paid, and is nonassessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any equity interests of Borrower.

Section 6.14 Agreements. Neither Borrower nor any Obligated Party is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or limited liability, corporate or other organizational restriction, in each case which could result in a Material Adverse Event. Neither Borrower nor any Obligated Party is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party. No holder of Borrower’s or any Subsidiary’s debt or other obligations has given notice of any asserted default that could reasonably be expected to constitute a Material Adverse Event. No liquidation or dissolution of Borrower is pending or, to

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Borrower’s knowledge, threatened and no liquidation or dissolution of any Subsidiary is pending or threatened that could reasonably be expected to constitute a Material Adverse Event. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Borrower or any of its properties is pending, or to Borrower’s knowledge, threatened. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to any Subsidiary of Borrower or any of its properties is pending, or to Borrower’s knowledge, threatened that could reasonably be expected to constitute a Material Adverse Event.

Section 6.15 Compliance with Laws. Neither Borrower nor any Obligated Party is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

Section 6.16 Regulated Entities. Neither Borrower nor any Obligated Party is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents.

Section 6.17 Environmental Matters.

(a) Borrower and each Obligated Party, and all of its respective Properties, assets, and operations are in full compliance with all applicable Environmental Laws, except for any noncompliance that would not result in a Material Adverse Event. Neither Borrower nor the Obligated Parties are aware of, nor have Borrower or any Obligated Party, received notice of, any past, present, or future conditions, events, activities, practices, or incidents which would reasonably be expected to interfere with or prevent the compliance or continued compliance of Borrower and the Obligated Parties with all Environmental Laws and that would reasonably be expected to result in a Material Adverse Event;

(b) Each of Borrower and the Obligated Parties has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and Borrower and each Obligated Party is in compliance with all of the terms and conditions of such permits, except to the extent failure to obtain any of the foregoing would not result in a Material Adverse Event;

(c) No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the Properties or assets of Borrower or any Obligated Party, except as would not reasonably be expected to result in a Material Adverse Event. The use which Borrower and any Obligated Party make and intend to make of their respective Properties and assets is not reasonably expected to result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their Properties or assets, except as would not reasonably be expected to result in a Material Adverse Event;

(d) Neither Borrower nor any Obligated Party nor any of their respective currently or, to the knowledge of Borrower, previously owned or leased Properties or operations is subject to any outstanding or, to the knowledge of Borrower, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release, except as would not reasonably be expected to result in a Material Adverse Event;

(e) There are no conditions or circumstances associated with the currently or, to the knowledge of Borrower, previously owned or leased Properties or operations of Borrower or any Obligated Party that would reasonably be expected to give rise to any Environmental Liabilities, except as would not reasonably be expected to result in a Material Adverse Event;

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(f) Neither Borrower nor any Obligated Party is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law. Borrower and each Obligated Party is in compliance with all applicable financial responsibility requirements of all Environmental Laws, except where the failure to comply would not reasonably be expected to result in a Material Adverse Event;

(g) Neither Borrower nor any Obligated Party has filed or failed to file any notice required under applicable Environmental Law reporting a Release, except where the failure to do so would not reasonably be expected to result in a Material Adverse Event; and

(h) No Lien arising under any Environmental Law has attached to any property or revenues of Borrower or any Obligated Party that would reasonably be expected to result in a Material Adverse Event.

Section 6.18 Membership and Standing. Borrower is an approved member in good standing of the MERS System. Borrower is (a) an approved servicer, seller/servicer or issuer, as applicable, of mortgage loans for Freddie Mac, (b) properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the servicer under any of the Servicing Agreements and applicable law, and (c) qualified to act as the servicer under the Servicing Agreements, and no event has occurred which would make Borrower unable to comply with all such eligibility requirements or which would require notification to Freddie Mac. Borrower has not received any written notice from any Governmental Authority that it intends to terminate or restrict Borrower’s status as an approved servicer in its programs for which Borrower is registered, approved or authorized.

Section 6.19 Foreign Assets Control Regulations and Anti-Money Laundering. Each Obligated Party and each Subsidiary of each Obligated Party is and will remain in compliance in all material respects with all United States economic sanctions laws, Executive Orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Obligated Party and no Subsidiary or, to the knowledge of the Borrower, Affiliate of any Obligated Party (a) is a Person designated by OFAC on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is organized or located in Cuba, Iran, Sudan or Syria, or (c) is 50 per cent or more owned by any person or entity described in (a) or (b), such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law.

Section 6.20 Patriot Act. The Obligated Parties, each of their Subsidiaries, and each of their Affiliates are in compliance with (a) the Patriot Act, and (b) all other applicable federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be knowingly used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 6.21 Nature of Business. As of the date hereof, Borrower and each Obligated Party is engaged directly or through Subsidiaries and Affiliates in the Consumer Lending Business.

Section 6.22 Borrower’s Address. Borrower’s chief executive office and principal place of business are at 26642 Towne Centre Drive, Foothill Ranch, CA 92610 or at such other address as shall have been set forth in a written notice to the Lender at any time after the Closing Date.

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Section 6.23 Special Representations Concerning Collateral.

(a) The List of Eligible Agency Servicing Rights and List of Eligible Servicing Receivables most recently submitted to the Lender are true and complete.

(b) Borrower has not selected the Collateral in a manner that will adversely affect the Lender’s interests.

(c) Borrower is the legal and equitable owner and holder of the Collateral, free and clear of all Liens (other than the Lender’s Lien) and the Collateral is validly pledged or assigned to the Lender, subject to no other Liens. Borrower has the sole right to act as servicer with respect to the Mortgage Loans pursuant to and subject to the terms and conditions of the Servicing Agreement.

(d) No fraud and, in addition, no material error, omission, misrepresentation, negligence or similar occurrence with respect to the Collateral and the Mortgage Loans related thereto has taken place on the part of Borrower or any of its Affiliates.

(e) No consent of any obligor or any other Person is required for the grant of the security interest provided in this Agreement by Borrower in any of the Collateral, other than consents that have been obtained, nor will any consent need to be obtained upon the occurrence of an Event of Default for the Lender to exercise its rights with respect to any of the Collateral (other than as provided in any applicable Acknowledgement Agreement).

(f) Each Servicing Agreement is a valid and binding obligation of Borrower, is in full force and effect, and is enforceable by Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(g) Freddie Mac has not provided written notice to Borrower that it will terminate, modify or amend the Servicing Agreement or Borrower’s benefits or the Agency Servicing Rights under any Servicing Agreement.

(h) Borrower has not engaged any subservicers, subcontractors or other agents to perform any of its duties under any of the Servicing Agreements, other than engagements that are permitted by, and are in compliance in all material respects with the requirements of, the applicable Servicing Agreement, and all fees and expenses due and payable to any such subservicer, subcontractor or agent as of the Closing Date in connection therewith have been paid, or will be paid before overdue, by Borrower.

(i) All Advances were made and are eligible for reimbursement in accordance with applicable Laws and Agency Guidelines, are carried on the books of Borrower at values determined in accordance with generally accepted accounting principles, are not subject to any set-off or claim that could be asserted against Borrower, and Borrower has not received any notice from any Agency or any other investor, or any mortgage insurer or other Person in which such investor, insurer or Person disputes or denies a claim by Borrower for reimbursement in connection with any Advances.

(j) No Advances have been sold, transferred, assigned or pledged by Borrower to any Person (other than Lender). Borrower has not taken any action that, or failed to take any action the omission of which would materially impair the rights of Borrower with respect to any such Advances.

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All representations and warranties by Borrower shall survive delivery of the Loan Documents and the making of the Borrowings, and any investigation at any time made by or on behalf of the Lender shall not diminish the Lender’s right to rely on them.

SECTION 7

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder:

Section 7.1 Reporting Requirements. Borrower shall, and shall cause each Obligated to, furnish to Lender:

(a) Annual Financial Statements. For the fiscal year ending December 31, 2014, and each fiscal year thereafter, as soon as available, and in any event within ninety (90) days after the last day of each fiscal year of Borrower and each Obligated Party, a copy of the annual audit report of Borrower and each Obligated Party for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the twelve (12)-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the last day of each fiscal quarter of each fiscal year of Borrower and each Obligated Party, a copy of an unaudited financial report of Borrower and each such Obligated Party as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a Responsible Officer to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of Borrower and each such Obligated Party, on a consolidated and consolidating basis, as of the dates and for the periods indicated therein;

(c) Borrowing Base Report. As soon as available, and in any event within thirty (30) days after the last day of each fiscal quarter of each fiscal year of Borrower, a Borrowing Base Report;

(d) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 7.1.(a) and 7.1.(b), a certificate of the chief financial officer of Borrower (i) stating that to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with the covenants set forth in Section 9;

(e) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to Borrower or any Obligated Party by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or Properties of Borrower or any Obligated Party;

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(f) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting Borrower or any Obligated Party which, if determined adversely to Borrower or such Obligated Party, could be a Material Adverse Event;

(g) Notice of Default. As soon as possible and in any event within five (5) days after the occurrence of any Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action that Borrower has taken and proposes to take with respect thereto;

(h) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which Borrower or any ERISA Affiliate files with or receives from the PBGC, the IRS, or the U.S. Department of Labor under ERISA; as soon as possible and in any event within five (5) days after Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event or Prohibited Transaction has occurred with respect to any Plan, a certificate of the chief financial officer of Borrower setting forth the details as to such ERISA Event or Prohibited Transaction and the action that Borrower proposes to take with respect thereto; annually, copies of the notice described in Section 101(f) of ERISA that Borrower or ERISA Affiliate receives with respect to a Plan or Multiemployer Plan; within thirty (30) days following the execution of this Agreement, Borrower and each ERISA Affiliate shall request in writing from each Multiemployer Plan the information described in Sections 101(k) and 101(l) of ERISA and shall provide a copy of such requests to Lender; promptly upon receiving such information from the Multiemployer Plans, provide such information to Lender, and thereafter, such requests and such information shall only be required to be provided upon Lender’s request, which shall be made no more frequently than annually;

(i) Reserved.

(j) Notice of Material Adverse Event. As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of any event or circumstance that could result in a Material Adverse Event;

(k) Notice of Attachment. Promptly, and in any event within ten (10) days after the commencement thereof, notice of any attachment, sequestration, or similar proceeding or proceedings against Borrower involving an aggregate amount in excess of $1,000,000 against any of its assets or properties;

(l) Reserved.

(m) Reserved.

(n) Other Reports. Borrower shall promptly furnish to the Lender from time to time information regarding the business and affairs of Borrower, including the following and such other information as the Lender may from time to time reasonably request (each report required must be signed by a duly authorized officer of Borrower and the Lender will have no responsibility to verify or track any of the items referenced or conclusions stated in such reports or to verify the authority of its signatory), and Borrower shall

(i) Upon request by the Lender from time to time, expeditiously apply for and, if such counterparties are willing to make such agreements with Borrower (Borrower agrees in good faith to urge them to do so), to execute such

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acknowledgment agreements and related agreements with the counterparties to Servicing Agreements as are necessary or appropriate, in the Lender’s reasonable opinion, to achieve, maintain or improve establishment and perfection of the Lender’s security interest granted hereby in Collateral.

(ii) Reserved.

(iii) Monthly, a report, to deliver to the Lender in form and substance acceptable to the Lender, detailing the most current unpaid principal balance of all Pledged Agency Servicing Rights, any request for, or resolution of a prior request for, repurchase or indemnity under the Pledged Servicing Agreements, updated information from the most recent servicing valuation report and delinquency and foreclosure information.

(iv) To deliver to the Lender such other reports by Borrower in respect of the Collateral, in such detail and at such times as the Lender or any Lender in its reasonable discretion or at the reasonable direction of a Lender may request at any time or from time to time.

(v) As soon as available and in any event within 10 days of the date distributed, deliver to the Lender copies of all definitive prospectuses relating to (i) any security offerings by Borrower or any of its Subsidiaries (including special purpose Subsidiaries) or (ii) any securities to be based on, backed by or created from any Collateral and to be offered by Borrower or any of its Subsidiaries.

(vi) As soon as available and in any event within 10 days after filing, deliver to the Lender copies of (i) all press releases issued by Borrower or any of its Subsidiaries, (ii) all regular or periodic financial reports, and copies of all extraordinary or non-routine filings, if any, that shall be filed with the U.S. Securities and Exchange Commission or any successor agency by or on behalf of Borrower or any of its Subsidiaries (including special purpose Subsidiaries) and (iii) all such filings relating to any securities that are or are to be based on, backed by or created from any Collateral and which filings are made by or in respect of Borrower or any of its Subsidiaries; and

(o) General Information. Promptly, such other information concerning Borrower, or any Obligated Party as Lender may from time to time request.

Section 7.2 Maintenance of Existence; Conduct of Business. Borrower shall, and shall cause each Obligated Party to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Borrower shall, and shall cause each Obligated Party to, conduct its business in an orderly and efficient manner in accordance with good business practices.

Section 7.3 Maintenance of Properties. Borrower shall, and shall cause each Obligated Party to, maintain, keep, and preserve all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

Section 7.4 Taxes and Claims. Borrower shall, and shall cause each Obligated Party to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither Borrower nor any Obligated Party shall be required to pay or discharge

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any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established.

Section 7.5 Insurance.

(a) Borrower shall, and shall cause each Obligated Party to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by limited liability companies engaged in similar businesses and owning similar Properties in the same general areas in which Borrower and each Obligated Party operate, provided that in any event Borrower will maintain and cause each Obligated Party to maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance and business interruption insurance reasonably satisfactory to Lender.

(b) Reserved.

Section 7.6 Inspection Rights. At any reasonable time and from time to time, Borrower shall, and shall cause each Obligated Party to, (a) permit representatives of Lender to examine, inspect, review, evaluate and make physical verifications and appraisals of the inventory and other Collateral in any manner and through any medium that Lender considers advisable, (b) to examine, copy, and make extracts from its books and records, (c) to visit and inspect its Properties, and (d) to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants, in each instance, at Borrower’s expense provided that Borrower shall not be responsible for costs and expenses more than one time per year unless an Event of Default has occurred and is continuing.

Section 7.7 Keeping Books and Records. Borrower shall, and shall cause each Obligated Party to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 7.8 Compliance with Laws. Borrower shall, and shall cause each Obligated Party to, comply in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

Section 7.9 Compliance with Agreements. Borrower shall, and shall cause each Obligated Party to, comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its Properties or business.

Section 7.10 Further Assurances. Borrower shall, and shall cause each Obligated Party to, execute and deliver such further agreements and instruments and take such further action as may be requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Lender in the Collateral.

Section 7.11 ERISA. Borrower shall, and shall cause each Obligated Party to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder that would reasonably be expected to result in a Material Adverse Event.

Section 7.12 Additional Subsidiaries. Borrower shall notify Lender at the time that any Person becomes a Subsidiary that is formed under the laws of the United States or any state thereof, which notification shall be made by means of delivery of an updated version of Schedule 6.13.

Section 7.13 Reserved.

Section 7.14 Provide Quarterly Servicing Appraisals. Borrower shall provide a new Servicing Appraisal to the Lender once each calendar quarter (with the first such period ending

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December 31, 2014); provided, that the Lender shall have the right in the Lender’s sole discretion to require independent appraisals or evaluations more frequently than every calendar quarter; and provided further that the Servicing Appraisal for each calendar quarter must be provided to the Lender no later than thirty (30) days following the end of such quarter.

Section 7.15 Special Affirmative Covenants Concerning Collateral. Until all of the Obligations shall have been fully paid in cash and satisfied and the Lender has no obligation to lend or provide any other financial accommodations to Borrower under or otherwise in respect of this Agreement, Borrower agrees to:

(a) Warrant and forever defend the right, title and interest of the Lender, for the benefit of itself and the other Secured Parties, in and to the Pledged Agency Servicing Rights and Pledged Servicing Receivables against the claims and demands of all Persons whomsoever, subject to any restrictions imposed by the relevant Servicing Agreement for the benefit of the party to it on whose behalf the Mortgage Loans are being serviced to the extent (if any) that such restrictions are valid and enforceable under the applicable UCC and other Laws.

(b) Diligently fulfill its duties and obligations under each Pledged Servicing Agreement and Pledged Receivables Servicing Agreement, and not be declared by a counterparty to each such Servicing Agreement to be in default; provided that Borrower shall not be in breach of this covenant if a default declared by a counterparty to such Servicing Agreement arose from a failure of the portfolio of Serviced Loans to perform as required by the relevant Servicing Agreement and such counterparty has elected in writing to continue to use Borrower as Servicer thereof and has not rescinded or revoked such election.

(c) Diligently and timely collect its Servicing Receivables under each Pledged Servicing Receivables Agreement and its servicing compensation under each Pledged Servicing Agreement and cause Borrower’s rights to collect Servicing Receivables under each Pledged Receivables Agreement to remain in full force and effect.

(d) Cause Borrower’s rights to the servicing compensation provided for in each Pledged Servicing Agreement to remain in full force and effect until the Borrowings to finance Borrower’s retention of the Pledged Agency Servicing Rights related to such Pledged Servicing Agreement have been fully repaid, or until such Servicing Agreement expires in accordance with its terms and without renewal.

(e) Cause Borrower’s rights to collect Servicing Receivables under each Pledged Servicing Receivables Agreement to remain in full force and effect.

(f) Reconfirm the filing authorization given in this Agreement to such UCC financing statements and continuation statements as the Lender may reasonably request from time to time (although no such reconfirmation shall be a condition to the filing of any financing statement, including any “in lieu” financing statement, or continuation statement) and execute and deliver to the Lender such further instruments of sale, pledge, assignment or transfer, and such powers of attorney, as shall be reasonably required by the Lender from time to time, and do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded the Lender and the Lenders under this Agreement, the Revolving Credit Note and the other Loan Documents. The Lender shall have all the rights and remedies of a secured party under the UCC and any other applicable law, in addition to all rights provided for in this Agreement.

(g) Use its best efforts to cause each of its Servicers, if any, to keep in force throughout the term of this Agreement (i) a policy or policies of insurance covering errors and omissions for failure to maintain insurance as required by this Agreement and (ii) a fidelity bond. Each such policy and fidelity bond shall be in such form and amount as is generally customary among Persons who service a portfolio of Mortgage Loans having an aggregate principal amount comparable to that of the servicing portfolio of such Servicer or Borrower, respectively, and which are generally regarded as servicers acceptable to institutional investors.

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SECTION 8

NEGATIVE COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder:

Section 8.1 Reserved.

Section 8.2 Limitation on Liens. Borrower shall not pledge, grant a security interest or assign any existing or future rights to service any of the Collateral or to be compensated for servicing any of the Collateral, or pledge or grant to any other Person any security interest in any Agency Servicing Rights (other than the Agency Servicing Rights set forth on Schedule 4.1(a)(1) as delivered by Borrower to Lender on the Closing Date), any Pledged Servicing Receivables Agreement, or any Servicing Receivables under any Pledged Servicing Receivables Agreement. Borrower shall not permit any Agency Servicing Rights, other than the Agency Servicing Rights set forth on Schedule 4.1(a)(1) and delivered by Borrower to Lender as of the Closing Date, to become Excluded Collateral.

Section 8.3 Mergers. Borrower shall not, and shall not permit any Obligated Party to, directly or indirectly, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate, if such transaction would constitute an Organic Change.

Section 8.4 Restricted Payments. Borrower shall not pay, make, declare or incur any liability to pay, make, declare or incur any dividends (excluding stock dividends) or other distribution, direct or indirect, on or on account of any shares of its stock (or equivalent equity interest) or any redemption or other acquisition, direct or indirect, of any shares of its stock (or equivalent equity interest) or of any warrants, rights or other options to purchase any shares of its stock (or equivalent equity interest), nor purchase, acquire, redeem or retire any stock (or equivalent equity interest) in itself whether now or hereafter outstanding, except that, (i) Borrower may make Tax Distributions to its members and (ii) with Lender’s prior written consent, so long as no Default or Event of Default exists at such time or will occur as a result of such payment, Borrower may make additional distributions to its members in an amount not to exceed (x) during the period up to October 18, 2014, 10% of its net income after taxes for the preceding fiscal quarter, and (y) thereafter, up to 20% of its net income after taxes for the preceding fiscal quarter.

Section 8.5 Reserved.

Section 8.6 Transactions With Affiliates. Borrower shall not, and shall not permit any Obligated Party to, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property, the rendering of any service or the payment of any management,

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advisory or similar fees, with any Affiliate of Borrower or such Obligated Party, except in the Ordinary Course of Business and pursuant to the reasonable requirements of Borrower’s or such Obligated Party’s business, pursuant to a transaction which is otherwise expressly permitted under this Agreement, and upon fair and reasonable terms no less favorable to Borrower or such Obligated Party than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower or such Obligated Party.

Section 8.7 Disposition of Assets. Borrower shall not, and shall not permit any Obligated Party to, directly or indirectly, sell, lease, assign, transfer, or otherwise dispose of any of the Collateral if, after giving effect to the application of proceeds of such disposition, a Borrowing Base Deficiency would exist.

Section 8.8 Reserved.

Section 8.9 Reserved.

Section 8.10 Nature of Business. Borrower shall not, and shall not permit any Obligated Party to, engage in any business other than the Consumer Lending Business.

Section 8.11 Environmental Protection. Borrower shall not, and shall not permit any Obligated Party to, directly or indirectly (a) use (or permit any tenant to use) any of their respective Properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of their respective Properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which Borrower or any Obligated Party would be responsible.

Section 8.12 Accounting. Borrower shall not, and shall not permit any Obligated Party to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Lender, or (b) in tax reporting treatment, except as required by law and disclosed to Lender.

Section 8.13 No Negative Pledge. Borrower shall not, and shall not permit any Obligated Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits Borrower or any Obligated Party from creating or incurring a Lien on the Collateral.

Section 8.14 Reserved.

Section 8.15 Reserved.

Section 8.16 OFAC. Borrower shall not, and shall not permit any Obligated Party to, fail to comply with the laws, regulations and executive orders referred to in Section 6.19 and Section 6.20.

Section 8.17 Reserved.

Section 8.18 Conditional Repurchase, Indemnity or Other Recourse Obligations. Borrower shall not undertake or assume any conditional repurchase, indemnity or other recourse obligations in respect of Mortgage Loans sold which obligations and liabilities, when combined with Borrower’s contingent liabilities, constitute contingent liabilities that both (x) are required by GAAP either to be accrued as a charge to income or to be disclosed by a note to Borrower’s financial statements and (y) aggregate more than $500,000.

Section 8.19 Special Negative Covenants Concerning Collateral.

(a) Without the Lender’s prior written consent, Borrower shall not execute any amendments to any Servicing Agreement that could reasonably be expected to materially and adversely affect

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the value of any Collateral or to reduce or delay payment or collection of amounts due Borrower from or in respect of any Collateral and Borrower will provide a copy of every supplement, amendment, restatement or replacement of any of such Servicing Agreements to the Lender promptly (and in no event later than five (5) Business Days) after the same shall become effective.

(b) Borrower shall not create, incur, grant, assume or suffer to exist any Lien on any of the Collateral, except only for Liens in favor of the Lender pursuant to this Agreement and Permitted Liens.

(c) Borrower shall not offer as Collateral any property against which any Person other than the Lender (for the benefit of itself and the Secured Parties) has a Lien.

Section 8.20 Termination of Servicing Agreements or Agency Servicing Rights

Borrower shall not, and (except as described in the following proviso) shall not give any Agency advance written notice of any intention to, terminate its contractual rights to the servicing of any Mortgage Loans (unless such termination is at NexBank’s express direction); provided, that Borrower shall observe any notice or other requirements of any Pledged Servicing Agreement in connection with any such termination.

Section 8.21 No Amendments

Borrower will make, or permit to be made, any amendments or modifications to its Constituent Documents, which could reasonably be expected to have a material adverse effect on Borrower or its Subsidiaries or Lender.

SECTION 9

FINANCIAL COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder:

Section 9.1 Minimum Tangible Net Worth. Borrower shall maintain on a consolidated basis Tangible Net Worth of Borrower and its Subsidiaries equal to at least $70,000,000.

Section 9.2 Minimum Liquidity. Borrower shall not permit, as of the last day of any fiscal quarter, Liquidity of Borrower and its Subsidiaries to be less than $20,000,000.

Section 9.3 Maximum Leverage. Borrower shall not permit the Leverage Ratio of Borrower and its Subsidiaries as of the last day of any fiscal quarter to exceed 12.00 to 1.0.

Section 9.4 Debt Service Coverage Ratio. Borrower shall not permit, as of the last day of any fiscal quarter, the ratio of (a) EBITDA to (b) Debt Service, in each case for Borrower and its Subsidiaries on a consolidated basis, for the four (4) fiscal quarters ending on the last day of such fiscal quarter, to be less than 1.5 to 1.0.

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SECTION 10

DEFAULT

Section 10.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Borrower shall fail to pay the Obligations or any part thereof shall not be paid when due or declared due;

(b) Borrower shall fail to provide to Lender timely any notice of Default or Event of Default as required by Section 7.1.(g) of this Agreement or Borrower shall breach any provision of Section 8 or Section 9 of this Agreement;

(c) Any representation or warranty made or deemed made by Borrower or any other Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made; provided that if any of the Company’s representations in Section 6.23 (titled “Special Representations Concerning Collateral”) for any reason shall be (or shall prove to have been) untrue or incorrect, then such untruth or incorrectness shall not constitute a Default or an Event of Default, although, such untruth or incorrectness will result in the affected items of Collateral each thereupon having a Collateral Value of zero;

(d) Borrower or any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Sections 10.1(a) and (b)), and such failure continues for more than ten (10) days following the date such failure first began;

(e) Borrower or any other Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any limited liability company action to authorize any of the foregoing;

(f) An involuntary proceeding shall be commenced against Borrower or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days;

(g) Borrower or any other Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment;

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(h) A default or event of default occurs with respect to any document that evidences any of the Obligations, or any other event shall occur or condition shall exist if the effect of such, default, event of default, event or condition is to cause, or to permit the holders of any of the Obligations to cause, any Obligation to become due prior to the stated maturity or stated due date thereof;

(i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any Obligated Party or any of their respective equity holders, or Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority perfected Lien upon any of the Collateral purported to be covered thereby;

(j) Any of the following events shall occur or exist with respect to Borrower or any ERISA Affiliate: (i) any ERISA Event occurs with respect to a Plan or Multiemployer Plan, or (ii) any Prohibited Transaction involving any Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Lender subject Borrower or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, the IRS, the U. S. Department of Labor, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to result in a Material Adverse Event;

(k) A Change of Control or an Organic Change shall occur;

(l) Borrower, any of its Subsidiaries, or any Obligated Party, or any of their properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under the Racketeer Influenced and Corrupt Organization Act of 1970 or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof;

(m) Borrower or any Obligated Party shall fail to discharge, stay or appeal within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $250,000 against any of its assets or Properties;

(n) A final judgment or judgments for the payment of money in excess of $250,000 individually or $500,000 in the aggregate shall be rendered by a court or courts against Borrower or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and Borrower or such Obligated Party shall not, within such period of thirty (30) days, or such longer period during which execution of the same shall have been satisfied, stayed, appeal therefrom or cause the execution thereof to be stayed during such appeal;

(o) Lender determines that a Material Adverse Event has occurred or a circumstance exists that could result in a Material Adverse Event;

(p) Borrower shall take or omit to take any act (i) that would result in the suspension or loss of any of its statuses, once achieved or any of such statuses of its subservicer, if any, of any Agency’s Mortgage Loans pools for which Borrower is Servicer, as an Agency-approved servicer, or (ii) after which Borrower or any such relevant subservicer would no longer be in good standing as such, or (iii) after which Borrower or any such relevant subservicer would no longer

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currently satisfy all applicable Agency’s net worth requirements, if all of the material effects of such act or omission shall have not been cured by Borrower or waived by the relevant Agency before termination of such status;

(q) Borrower’s rights to service Mortgage Loans for any one or more investors under Servicing Agreements the value of which rights to Borrower (as reasonably estimated by the Lender) equals or exceeds 5.00% of the aggregate principal amount of Borrower’s Servicing Portfolio shall be terminated for cause (i.e., on account of act(s) or omission(s) by Borrower for which the holder, or a trustee for the holder, of the relevant Serviced Loans has the right under such Servicing Agreement to terminate such servicing rights);

(r) Freddie Mac terminates any Agency Servicing Right or Servicing Agreement related to the Collateral that has been Pledged to Lender; or

(s) A Servicer Downgrade Event has occurred.

Section 10.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, then Lender may without notice terminate the Commitment or declare the Obligations or any part thereof to be immediately due and payable, or both, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 10.1(e) or (f), the Commitment shall automatically terminate, and the Obligations shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. In addition to the foregoing, if any Event of Default shall occur and be continuing, Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

Section 10.3 Application of Funds. After the exercise of remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Lender in such order as it elects in its sole discretion.

Section 10.4 Performance by Lender. If Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, then Lender may perform or attempt to perform such covenant or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay to Lender any amount expended by Lender in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of Borrower under this Agreement or any other Loan Document.

SECTION 11

MISCELLANEOUS

Section 11.1 Expenses. Borrower hereby agrees to pay on demand: (a) all costs and expenses of Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Lender; (b) all costs and expenses of

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Lender in connection with any Default or Event of Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for Lender; (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents; (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document; and (e) all other costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of Borrower.

Section 11.2 INDEMNIFICATION. BORROWER SHALL INDEMNIFY LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OTHER OBLIGATED PARTY, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON.

Section 11.3 Limitation of Liability. Neither Lender nor any Affiliate, officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower or any other Obligated Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 11.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

Section 11.5 Lender Not Fiduciary. The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

48	Credit and Security Agreement

Section 11.6 Equitable Relief. Borrower recognizes that in the event Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Lender. Borrower therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11.7 No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 11.8 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Lender and Borrower and its successors and assigns, except that Borrower may assign or transfer any of its rights, duties, or obligations under this Agreement or the other Loan Documents without the prior written consent of Lender.

Section 11.9 Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 11.1, and 11.2 shall survive repayment of the Obligations and termination of the Commitment.

Section 11.10 Amendment. The provisions of this Agreement and the other Loan Documents to which Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 11.11 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or subject to the last sentence hereof electronic mail address specified for notices below the signatures hereon or to such other address as shall be designated by such party in a notice to the other parties. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (a) actual receipt by the intended recipient or (b)(i) if delivered by hand or courier, when signed for by the designated recipient; (ii) if delivered by mail, four (4) business days after deposit in the mail, postage prepaid; (iii) if delivered by facsimile, when sent; and (iv) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below), when delivered; provided, however, that notices and other communications pursuant to Section 2 shall not be effective until actually received by Lender. Electronic mail and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

Section 11.12 Governing Law; Venue; Service of Process. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS UNDER FEDERAL LAW. THIS AGREEMENT HAS BEEN ENTERED INTO IN DALLAS COUNTY, TEXAS, AND IS PERFORMABLE FOR ALL PURPOSES IN DALLAS COUNTY, TEXAS. THE PARTIES HEREBY AGREE THAT ANY LAWSUIT, ACTION, OR PROCEEDING THAT IS BROUGHT (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY, OR THE ACTIONS OF THE

49	Credit and Security Agreement

LENDER IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS SHALL BE BROUGHT IN A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN DALLAS COUNTY, TEXAS. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH LAWSUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND (C) FURTHER WAIVES ANY CLAIM THAT IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREE THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED AT THE ADDRESS FOR NOTICES REFERENCED IN SECTION 11.11 HEREOF.

Section 11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.14 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 11.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 11.16 Participations; Etc. Lender shall have the right at any time and from time to time to grant participations in, and sell and transfer, the Obligations and any Loan Documents. Each actual or proposed participant or assignee, as the case may be, shall be entitled to receive all information received by Lender regarding Borrower and the Obligated Parties, including, without limitation, information required to be disclosed to a participant or assignee pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant or assignee is subject to the circular or not).

Section 11.17 Construction. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender.

Section 11.18 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

Section 11.19 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.19.

50	Credit and Security Agreement

Section 11.20 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable law governing the maximum rate or amount of interest payable on the indebtedness evidenced by the Revolving Credit Note, any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to the Revolving Credit Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of the Revolving Credit Note and/or any and all indebtedness paid or payable by Borrower to Lender pursuant to any Loan Document other than the Revolving Credit Note (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (c) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of the Revolving Credit Note and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Lender shall be credited on the principal balance of the Revolving Credit Note and/or the Related Indebtedness (or, if the Revolving Credit Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Revolving Credit Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Revolving Credit Note or Related Indebtedness has been paid in full before the end of the stated term thereof, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against the Revolving Credit Note and/or any Related Indebtedness then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Revolving Credit Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by the Revolving Credit Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Revolving Credit Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Revolving Credit Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to the Revolving Credit Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Revolving Credit Note and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

51	Credit and Security Agreement

Section 11.21 Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on the Revolving Credit Note and/or any other portion of the Indebtedness, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

Section 11.22 USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Obligated Party, which information includes the name and address of Borrower and each other Obligated Party and other information that will allow Lender to identify Borrower and each other Obligated Party in accordance with the Patriot Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable laws.

Section 11.23 NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

52	Credit and Security Agreement

EXECUTED to be effective as of the date first written above.

BORROWER:

loanDepot.com, LLC,

a Delaware limited liability company

By:		/s/ Jon Frojen
		Name:	Jon Frojen
		Title:	Chief Financial Officer

Address for Notices:

Address for Notices:
26642 Towne Centre Drive
Foothill Ranch, California 92610
Fax No.: 949-609-6645
Telephone No.: 949-609-6645
Attention: Baher Tanius
e-mail: btanius@loandepot.com

LENDER:

NEXBANK SSB

	By:	/s/ Rhett Miller
		Name:	Rhett Miller
		Title:	Senior Vice President and Chief Credit Officer

Address for Notices:
2515 McKinney Avenue, Suite 1100
Dallas, Texas 75201
Telephone No.: 972-934-4705
Attention: Rhett Miller
e-mail: rhett.miller@nexbank.com

Signature Page to Credit Agreement

EXHIBIT A

BORROWING BASE REPORT

FOR MONTH ENDED:	(THE “SUBJECT MONTH”)
LENDER:	NEXBANK SSB
BORROWER:	loanDepot.com, LLC

This Borrowing Base Report (this “Certificate”) is delivered under the Credit and Security Agreement (the “Credit Agreement”) dated as of October 29, 2014, by and between Borrower and Lender. Capitalized terms used in this Certificate shall, unless otherwise indicated, have the meanings set forth in the Credit Agreement. The undersigned hereby certifies to Lender as of the date hereof that (a) he/she is the                                         of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on behalf of Borrower, (b) no Event of Default or Default has occurred and is continuing, (c) a review of the activities of Borrower during the Subject Month has been made under the undersigned’s supervision with a view to determining the amount of the current Borrowing Base, (d) the Eligible Agency Servicing Rights and Eligible Servicing Receivables included in the Borrowing Base below meet all conditions to qualify for inclusion therein as set forth in the Credit Agreement, and all representations and warranties set forth in the Credit Agreement with respect thereto are true and correct in all material respects, and (e) the information set forth below hereto is true and correct as of the last day of the Subject Month.

Eligible Agency Servicing Rights
1.	Market Value of Eligible Agency Servicing Rights as determined pursuant to the Credit Agreement and as to which each of the representations and warranties with respect to Eligible Agency Servicing Rights set forth in the Credit Agreement are true and correct on the date of each Borrowing and the date of submission of this Certificate		$
2.	Eligible Agency Servicing Rights Borrowing Base (Line 1 Multiplied by advance rate) 65% (advance rate)		$

Eligible Servicing Receivables
3.	Taxes and Insurance Advances		$
4.	Corporate Advances	(+)	$
5.	P&I Advances	(+)	$
6.	Total Eligible Servicing Receivables (Line 3 plus Line 4 plus Line 5)		$
7.	Eligible Servicing Receivables Borrowing Base (Line 6 Multiplied by advance rate) 65% (advance rate)		$

8.	TOTAL BORROWING BASE ( Line 2 plus Line 7)		$
9.	Aggregate amount of all Borrowings	(–)	$
10.	TOTAL NET BORROWING AVAILABILITY
(Line 8 minus Line 9)
	(If result is a negative figure, this amount is due immediately as a principal payment.)		(not to exceed Commitment)

i	Exhibit A to Credit Agreement

Attached hereto are any updates to Schedule 4.1(a)(2), Schedule 4.1(b), List of Eligible Agency Servicing Rights and List of Eligible Servicing Receivables, all of which are true and correct as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

loanDepot.com, LLC,

a Delaware limited liability company

By:
Name:
Title:

ii	Exhibit A to Credit Agreement

EXHIBIT B

COMPLIANCE CERTIFICATE

LENDER:	NEXBANK SSB

BORROWER:	loanDepot.com, LLC

This Compliance Certificate (this “Certificate”) is delivered under the Credit and Security Agreement (the “Credit Agreement”) dated as of October 29, 2014 by and between Borrower and Lender. Capitalized terms used in this Certificate shall, unless otherwise indicated, have the meanings set forth in the Credit Agreement. This Compliance Certificate is being delivered in respect of the Borrower’s fiscal quarter ended              , 20     (the “Reporting Period”). The undersigned hereby certifies to Lender as of the date hereof that: (a) he/she is the [                    ] of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on behalf of Borrower; (b) he/she has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the Reporting Period; (c) during the Reporting Period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it and no Event of Default or Default currently exists or has occurred which has not been cured or waived by Lender; (d) the representations and warranties of Borrower contained in Section VI of the Credit Agreement, and any representations and warranties of Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in Section 6.2 of the Credit Agreement with respect to financial statements shall be deemed to refer to the most recent financial statements furnished pursuant to Section 7.1 of the Credit Agreement, including the financial statements in connection with which this Certificate is delivered; (e) the financial statements of Borrower attached to this Certificate were prepared in accordance with GAAP, and present, on a consolidated basis, fairly and accurately the financial condition and results of operations of Borrower and its Subsidiaries as of the end of and for the Reporting Period; (f) the financial covenant analyses and information set forth below are true and accurate on and as of the date of this Certificate; and (g) Borrower is in compliance with the representations, warranties and covenants of the Credit Agreement set forth below at the end of the Reporting Period, unless otherwise indicated herein:

1.	Financial Statements and Reports

(a)	Provide annual audited FYE financial statements and a Compliance Certificate within 90 days after the last day of each fiscal year (unless provided otherwise in the Credit Agreement).

(b)	Provide quarterly financial statements and a Compliance Certificate within 45 days after the last day of each fiscal quarter (unless provided otherwise in the Credit Agreement).

(d)	Provide a quarterly Borrowing Base Report and Compliance Certificate within 30 days after the last day of each fiscal quarter

(e)	Provide other required reporting timely.

i	Exhibit B to Credit Agreement

2.	Subsidiaries

None, except as listed on Schedule 6.13.

3.	Reserved

4.	Liens on the Collateral

None, except Liens permitted by Section 8.2 of the Credit Agreement.

5.	Acquisitions and Mergers

None, except those permitted by Section 8.3 of the Credit Agreement.

6.	Restricted Payments

None, except as permitted by Section 8.4 of the Credit Agreement.

(if applicable, Dollar amount during Subject Period: $        )

7.	Reserved.

8.	Reserved.

9.	Affiliate Transactions

None, except transactions permitted by Section 8.6 of the Credit Agreement.

10.	Dispositions of Collateral

None, except dispositions permitted by Section 8.7 of the Credit Agreement.

11.	Reserved.

12.	Changes in Nature of Business

None, except changes permitted by Section 8.10 of the Credit Agreement.

13.	Environmental Protection

No activity in contravention of Section 8.11 of the Credit Agreement.

14.	Changes in Fiscal Year; Accounting Practices

None, except transactions permitted by Section 8.12 of the Credit Agreement.

15.	No Negative Pledge

None, except those permitted by Section 8.13 of the Credit Agreement.

16.	Reserved

17.	Minimum Tangible Net Worth

Borrower shall maintain on a consolidated basis Tangible Net Worth equal to at least $70,000,000

ii	Exhibit B to Credit Agreement

18.	Minimum Liquidity

Borrower shall not permit, as of the last day of any fiscal quarter, Liquidity to be less than $20,000,000

19.	Maximum Leverage

Borrower shall not permit the Leverage Ratio as of the last day of any fiscal quarter to exceed 12.00 to 1.0

19.	Debt Service Coverage Ratio

Borrower shall not permit, as of the last day of any fiscal quarter, the ratio of (a) EBITDA to (b) Debt Service, in each case for Borrower and its Subsidiaries on a consolidated basis, for the four (4) fiscal quarters ending on the last day of such fiscal quarter, to be less than 1.5 to 1.0

If Borrower is not in compliance with any of the representations, warranties or covenants listed above, provide an explanation below:

iii	Exhibit B to Credit Agreement

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

loanDepot.com, LLC,

a Delaware limited liability company

By:
Name:
Title:

iv	Exhibit B to Credit Agreement

EXHIBIT C

REVOLVING CREDIT NOTE

See Attached.

Exhibit C to Credit Agreement

PROMISSORY NOTE

$25,000,000	October 29, 2014

FOR VALUE RECEIVED, loanDepot.com, LLC, a Delaware corporation (“Borrower”), having an address at 26642 Towne Centre Drive, Foothill Ranch, CA 92610, hereby promises to pay to the order of NEXBANK SSB, a Texas state savings bank (together with its successors and assigns and any subsequent holders of this Promissory Note, the “Lender”), as hereinafter provided, the principal sum of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000) or so much thereof as may be advanced by Lender from time to time hereunder to or for the benefit or account of Borrower, together with interest thereon at the Note Rate (as hereinafter defined), and otherwise in strict accordance with the terms and provisions hereof.

1.	DEFINITIONS

1.1. Definitions. As used in this Note, the following terms shall have the following meanings:

“Applicable Rate” means LIBOR plus 4.00% per annum.

“Borrower” has the meaning set forth in the introductory paragraph of this Note.

“Business Day” means a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by law to be closed. Unless otherwise provided, the term “days” when used herein shall mean calendar days.

“Change” means (a) any change after the date of this Note in the risk-based capital guidelines applicable to Lender, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Note that affects capital adequacy or the amount of capital required or expected to be maintained by Lender or any entity controlling Lender; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change,” regardless of the date enacted, adopted or issued.

“Charges” means all fees, charges and/or any other things of value, if any, contracted for, charged, taken, received or reserved by Lender in connection with the transactions relating to this Note and the other Loan Documents, which are treated as interest under applicable law.

“Credit Agreement” means the Credit and Security Agreement dated of even date herewith, executed by Lender and Borrower, as modified, amended, renewed, extended, and restated from time to time.

“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

“Default Interest Rate” means a rate per annum equal to the Note Rate plus two percent (2%), but in no event in excess of the Maximum Rate.

“Event of Default” has the meaning set forth in the Credit Agreement.

“Interest Period” means a period of one (1) month, commencing on the first day of a calendar month and ending on the last day of such calendar month, except that (i) if no principal amount is outstanding at the time of a borrowing hereunder, the related Interest Period shall commence upon the date on which such borrowing occurs and shall end upon the earlier of (x) the last day of the calendar month in which such borrowing occurs and (y) the date on which such borrowing is repaid, and (ii) the last Interest Period shall end on the date on which all amounts owing hereunder have been paid in full and the commitment has been terminated.

“Lender” has the meaning set forth in the introductory paragraph of this Note.

“LIBOR” means, with respect to each Interest Period, the rate (expressed as a percentage per annum and adjusted as described in the last sentence of this definition of LIBOR) for deposits in United States Dollars for a term of three (3) months that appears on Thomson Reuters British Banker’s Association LIBOR Rates Page (or the successor thereto) as of 11:00 a.m., London, England time, on the related LIBOR Determination Date. If such rate does not appear on such screen or service, or such screen or service shall cease to be available, LIBOR shall be determined by Lender to be the offered rate on such other screen or service that displays an average British Bankers Association Interest Settlement Rate for deposits in United States Dollars (for delivery on the second London Business Day thereafter) for a term of three (3) months as of 11:00 a.m. on the relevant LIBOR Determination Date. If the rates referenced in the two preceding sentences are not available, LIBOR for the relevant LIBOR Interest Period will be determined by such alternate method or reasonably selected by Lender. LIBOR shall be adjusted from time to time in Lender’s sole discretion for then-applicable reserve requirements, deposit insurance assessment rates, marginal emergency, supplemental, special and other reserve percentages, and other regulatory costs.

“LIBOR Determination Date” means the first day of the relevant Interest Period, or if such day is not a London Business Day, the first day thereafter which is a London Business Day.

“Loan Documents” has the meaning set forth in the Credit Agreement.

“London Business Day” means a day on which commercial banks are open for business including dealings in foreign exchange and foreign currency deposits) in London.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“Note” means this Amended and Restated Promissory Note.

“Note Rate” means the rate equal to the lesser of (a) the Maximum Rate or (b) the Applicable Rate.

“Payment Date” means the first day of each and every calendar month during the term of this Note.

“Portion” means any principal amount bearing interest based upon LIBOR.

“Related Indebtedness” means any and all indebtedness paid or payable by Borrower to Lender pursuant to the Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, except such indebtedness which has been paid or is payable by Borrower to Lender under this Note.

1.2. Rules of Construction. Any capitalized term used in this Note and not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement. All terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular or plural in nature, as the context may suggest or require. All personal pronouns used herein, whether used in the masculine, feminine or neutral gender, shall include all other genders; the singular shall include the plural and vice versa.

2.	PAYMENT TERMS

2.1. Payment of Principal and Interest; Revolving Nature. Interest shall accrue during each Interest Period on the principal balance of this Note at the Note Rate for such Interest Period. All accrued but unpaid interest on the principal balance of this Note outstanding from time to time with respect to a calendar month shall be payable on the Payment Date immediately following the end of such calendar month. The then outstanding principal balance of this Note and all accrued but unpaid interest thereon shall be due and payable on the Termination Date or upon the earlier maturity hereof, whether by acceleration or otherwise. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of the Credit Agreement; provided, however, that the total outstanding borrowings under this Note shall not at any time exceed the maximum principal amount stated above. The outstanding principal balance of this Note at any time shall be the total amount advanced hereunder by Lender less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by Lender or otherwise noted in Lender’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.

2.2. Application. Except as expressly provided herein to the contrary, all payments on this Note shall be applied in the following order of priority: (a) the payment or reimbursement of any expenses, costs or obligations (other than the outstanding principal balance hereof and interest hereon) for which Borrower shall be obligated or Lender shall be entitled pursuant to the provisions of this Note or the other Loan Documents; (b) the payment of accrued but unpaid interest with respect to any advances; and (c) the payment of all or any portion of the principal balance hereof then outstanding hereunder, in the direct order of maturity. If an Event of Default exists under this Note or under any of the other Loan Documents, then Lender may, at the sole option of Lender, apply any such payments, at any time and from time to time, to any of the items specified in clauses (a), (b) or (c) above without regard to the order of priority otherwise specified in this Section 2.2 and any application to the outstanding principal balance hereof may be made in either direct or inverse order of maturity.

2.3. Payments. All payments under this Note made to Lender shall be made in immediately available funds at 2515 McKinney Avenue, Suite 1100, Dallas, Texas 75201 (or at such other place as Lender, in Lender’s sole discretion, may have established by delivery of written notice thereof to Borrower from time to time), without offset, in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.

Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Lender in full. Payments in immediately available funds received by Lender in the place designated for payment on a Business Day prior to 11:00 a.m. (Dallas, Texas time) at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Lender on a day other than a Business Day or after 11:00 a.m. (Dallas, Texas time) on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest on this Note shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.

2.4. Computation Period. Interest on the indebtedness evidenced by this Note shall be computed on the basis of a three hundred sixty (360) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received as provided in Section 2.3 hereof. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.5. Prepayment. Borrower shall have the right to prepay, at any time and from time to time upon at least five (5) Business Days prior written notice to Lender, without fee, premium or penalty, all or any portion of the outstanding principal balance hereof; provided, however, that such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus any other sums which have become due to Lender under the other Loan Documents on or before the date of prepayment, but which have not been fully paid.

2.6. Unconditional Payment. Borrower is obligated to pay all principal, interest and any and all other amounts which become payable under this Note or under any of the other Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

2.7. Partial or Incomplete Payments. Remittances in payment of any part of this Note other than in the required amount in immediately available funds at the place where this Note is payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Lender in full in accordance herewith and shall be made and accepted subject to the condition that any payments made by check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default in the payment of this Note.

2.8. Default Interest Rate. For so long as any Event of Default exists under this Note or under any of the other Loan Documents, regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of

Lender hereunder, interest shall accrue on the outstanding principal balance hereof at the Default Interest Rate, and such accrued interest shall be immediately due and payable. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any late payment or Event of Default, and such late charges and accrued interest are reasonable estimates of those damages and do not constitute a penalty.

2.9. Late Charge. At the option of Lender, Borrower will pay Lender, on demand (i) a “late charge” equal to five percent (5%) of the amount of any installment on this Note when such installment is not paid within fifteen (15) days following the date such installment is due and (ii) a processing fee in the amount of $25.00 for each check which is provided to Lender by Borrower in payment for an obligation owing to Lender under any Loan Document but is returned or dishonored for any reason, in order to cover the additional expenses involved in handling delinquent and returned or dishonored payments.

2.10. Change.

(a) If Lender determines that the amount of capital required or expected to be maintained in respect of the Obligations by Lender or any entity controlling Lender, is increased as a result of a Change, then, within fifteen (15) days of demand by Lender, Borrower shall pay to Lender the amount necessary to compensate Lender for any shortfall in the rate of return on the portion of such increased capital that Lender determines is attributable to this Note or the principal amount outstanding hereunder (after taking into account Lender’s policies as to capital adequacy); provided that Borrower shall not be required to compensate Lender for any such shortfall incurred during any fiscal quarter ended more than 90 days prior to the date that Lender makes its request for additional amounts pursuant to Section 2.10(b).

(b) In the event that Lender becomes aware that any amounts are or will be owed to it pursuant to Section 2.10(a), then it shall promptly notify Borrower thereof and, as soon as possible thereafter, Lender shall submit to Borrower a certificate indicating the amount owing to it and the calculation therefor. The amounts set forth in such certificate shall be prima facie evidence of the obligations of Borrower hereunder; provided, however, that the failure of Borrower to pay any amount owing to Lender pursuant to Section 2.10(a) shall not be deemed to constitute a Default or an Event of Default hereunder to the extent that Borrower is contesting in good faith its obligation to pay such amount by ongoing discussions diligently pursued with such Purchaser or by appropriate proceedings.

3.	EVENT OF DEFAULT AND REMEDIES

3.1. Remedies. Upon the occurrence of an Event of Default, Lender shall have the right to exercise any rights and remedies set forth in the Credit Agreement and the other Loan Documents.

3.2. WAIVERS. EXCEPT AS SPECIFICALLY PROVIDED IN THE LOAN DOCUMENTS TO THE CONTRARY, BORROWER AND ANY ENDORSERS OR GUARANTORS HEREOF SEVERALLY WAIVE AND RELINQUISH PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF NONPAYMENT OR NONPERFORMANCE, PROTEST, NOTICE OF PROTEST, NOTICE OF INTENT TO ACCELERATE, NOTICE OF ACCELERATION OR ANY OTHER NOTICES OR ANY OTHER ACTION. BORROWER AND ANY ENDORSERS OR GUARANTORS HEREOF SEVERALLY WAIVE AND RELINQUISH, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO THE BENEFITS OF ANY MORATORIUM, REINSTATEMENT, MARSHALING, FORBEARANCE, VALUATION, STAY, EXTENSION, REDEMPTION, APPRAISEMENT, EXEMPTION AND HOMESTEAD NOW OR HEREAFTER PROVIDED BY THE CONSTITUTION AND LAWS OF THE UNITED STATES OF AMERICA AND OF EACH STATE

THEREOF, BOTH AS TO ITSELF AND IN AND TO ALL OF ITS PROPERTY, REAL AND PERSONAL, AGAINST THE ENFORCEMENT AND COLLECTION OF THE OBLIGATIONS EVIDENCED BY THIS NOTE OR BY THE OTHER LOAN DOCUMENTS.

4.	GENERAL PROVISIONS

4.1. No Waiver; Amendment. No failure to accelerate the indebtedness evidenced by this Note by reason of an Event of Default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (a) as a novation of this Note or as a reinstatement of the indebtedness evidenced by this Note or as a waiver of such right of acceleration or of the right of Lender thereafter to insist upon strict compliance with the terms of this Note, or (b) to prevent the exercise of such right of acceleration or any other right granted under this Note, under any of the other Loan Documents or by any applicable laws. Borrower hereby expressly waives and relinquishes the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. The failure to exercise any remedy available to Lender shall not be deemed to be a waiver of any rights or remedies of Lender under this Note or under any of the other Loan Documents, or at law or in equity. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of Borrower under this Note, either in whole or in part, unless Lender specifically, unequivocally and expressly agrees otherwise in writing.

4.2. Interest Provisions.

(a) Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the Maximum Rate or amount of interest payable on the indebtedness evidenced by this Note and the Related Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to this Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (ii) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of this Note and/or the Related Indebtedness, or (iii) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of this Note and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Lender shall be credited on the principal balance of this Note and/or the Related Indebtedness (or, if this Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, that if this Note has been paid in full before the end of the stated term of this Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against this Note and/or any Related Indebtedness then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender,

Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against this Note and/or the Related Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by this Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of this Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of this Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to this Note and/or the Related Indebtedness for so long as debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

(b) Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on the Note and/or any other portion of the Obligations, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

4.3. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.3.

4.4. GOVERNING LAW; VENUE; SERVICE OF PROCESS. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS UNDER FEDERAL LAW. THIS AGREEMENT HAS BEEN ENTERED INTO IN DALLAS COUNTY, TEXAS, AND IS PERFORMABLE FOR ALL PURPOSES IN DALLAS COUNTY, TEXAS. THE PARTIES HEREBY AGREE THAT ANY LAWSUIT, ACTION, OR PROCEEDING THAT IS BROUGHT (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY, OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT OF ANY OF THE

LOAN DOCUMENTS SHALL BE BROUGHT IN A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN DALLAS COUNTY, TEXAS. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH LAWSUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND (C) FURTHER WAIVES ANY CLAIM THAT IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREE THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED AT THE ADDRESS FOR NOTICES REFERENCED IN SECTION 11.11 OF THE CREDIT AGREEMENT.

4.5. Relationship of the Parties. Notwithstanding any prior business or personal relationship between Borrower and Lender, or any officer, director or employee of Lender, that may exist or have existed, the relationship between Borrower and Lender is solely that of debtor and creditor, Lender has no fiduciary or other special relationship with Borrower, Borrower and Lender are not partners or joint venturers, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

4.6. Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties, by operation of law or otherwise, and all other persons claiming by, through or under them. The terms “Borrower” and “Lender” as used hereunder shall be deemed to include their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties, by operation of law or otherwise, and all other persons claiming by, through or under them.

4.7. Time is of the Essence. Time is of the essence with respect to all provisions of this Note and the other Loan Documents.

4.8. Headings. The Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify, define, limit, amplify or be used in construing the text, scope or intent of such Sections or Subsections or any provisions hereof.

4.9. Controlling Agreement. In the event of any conflict between the provisions of this Note and the Credit Agreement, it is the intent of the parties hereto that the provisions of the Credit Agreement shall control. In the event of any conflict between the provisions of this Note and any of the other Loan Documents (other than the Credit Agreement), it is the intent of the parties hereto that the provisions of this Note shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Note and the other Loan Documents and that this Note and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

4.10. Notices. Whenever any notice is required or permitted to be given under the terms of this Note, the same shall be given in accordance with Section 11.11 of the Credit Agreement.

4.11. Severability. If any provision of this Note or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, then neither the remainder of this Note nor the application of such provision to other persons or circumstances nor the other instruments referred to herein shall be affected thereby, but rather shall be enforced to the greatest extent permitted by applicable law.

4.12. Right of Setoff. In addition to all Liens upon and rights of setoff against the money, securities, or other property of Borrower given to Lender that may exist under applicable law, Lender shall have and Borrower hereby grants to Lender a Lien upon and a right of setoff against all money, securities, and other property of Borrower, now or hereafter in possession of or on deposit with Lender, whether held in a general or special account or deposit, (but expressly excluding Property held in escrow on behalf of Customers or in safe-keeping for delivery to an Agency) and every such Lien and right of setoff may be exercised without demand upon or notice to Borrower. No Lien or right of setoff shall be deemed to have been waived by any act or conduct on the part of Lender, or by any neglect to exercise such right of setoff or to enforce such Lien, or by any delay in so doing, and every right of setoff and Lien shall continue in full force and effect until such right of setoff or Lien is specifically waived or released by an instrument in writing executed by Lender.

4.13. Costs of Collection. If any holder of this Note retains an attorney-at-law in connection with any Event of Default or at maturity or to collect, enforce, or defend this Note or any part hereof, or any other Loan Document in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Borrower sues any holder in connection with this Note or any other Loan Document and does not prevail, then Borrower agrees to pay to each such holder, in addition to the principal balance hereof and all interest hereon, all costs and expenses of collection or incurred by such holder or in any such suit or proceeding, including, but not limited to, reasonable attorneys’ fees.

4.14. Statement of Unpaid Balance. At any time and from time to time, Borrower will furnish promptly, upon the request of Lender, a written statement or affidavit, in form satisfactory to Lender, stating the unpaid balance of the indebtedness evidenced by this Note and the Related Indebtedness and that there are no offsets or defenses against full payment of the indebtedness evidenced by this Note and the Related Indebtedness and the terms hereof, or if there are any such offsets or defenses, specifying them.

4.15. Amendment and Restatement. This Note is in amendment, restatement, and renewal, but not extinguishment, of that certain Promissory Note dated October 29, 2014, executed by Borrower, payable to the order of Lender in the original principal amount of $25,000,000.

4.16. FINAL AGREEMENT. THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note as of the day and year first written above.

BORROWER:

loanDepot.com, LLC, a Delaware limited liability company

By:	/s/ Jon Frojen
Name:	Jon Frojen
Title:	Chief Financial Officer

Promissory Note

Signature Page

SCHEDULE 4.1(a)(1)

AGENCY SERVICING RIGHTS THAT, AS OF THE CLOSING DATE, ARE SUBJECT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF OCTOBER 18, 2013 BETWEEN BORROWER AND U.S. BANK NATIONAL ASSOCIATION, AS THE PAYING AGENT AND SECURITIES INTERMEDIARY, AS AMENDED BY THAT CERTAIN AMENDMENT NO. 1 TO CREDIT AGREEMENT, DATED AS OF JUNE 13, 2014

See Attached.

Schedule 4.1(a) to Credit Agreement

SCHEDULE 4.1(a)(2)

PLEDGED AGENCY SERVICING RIGHTS

Delivered separately to NexBank SSB

Schedule 4.1(a) to Credit Agreement

SCHEDULE 4.1(b)

PLEDGED SERVICING RECEIVABLES

Delivered separately to NexBank SSB

Schedule 4.1(b) to Credit Agreement

SCHEDULE 5.1(r)

ADDITIONAL CONDITIONS PRECEDENT

None.

Schedule 5.1(r) to Credit Agreement

SCHEDULE 6.2

EXISTING DEBT

See Attached.

Schedule 6.5 to Credit Agreement

SCHEDULE 6.5

LITIGATION AND JUDGMENTS

Taylor v. loanDepot.com; case number 30-2013-00648925-CU-OE-CXC, filed on May 8, 2013 in the Superior Court of Orange County, California.

Schedule 6.5 to Credit Agreement

SCHEDULE 6.13

SUBSIDIARIES, VENTURES, ETC.

LD Escrow, Inc., a California corporation, is the only Subsidiary of the Borrower. Borrower owns 100% of the equity interests in LD Escrow, Inc.

Schedule 6.13 to Credit Agreement